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As filed with the Securities and Exchange Commission on November 15, 2002

Registration No. 333-100344

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
to

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMEREN ENERGY GENERATING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Illinois	4911	37-1395586
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1901 Chouteau Avenue
St. Louis, Missouri 63103
(314) 621-3222
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Jerre E. Birdsong
Vice President and Treasurer
AmerenEnergy Generating Company
1901 Chouteau Avenue
St. Louis, Missouri 63103
(314) 621-3222
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Steven R. Sullivan Vice President, General Counsel and Secretary AmerenEnergy Generating Company 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	William J. Harmon Jones, Day, Reavis & Pogue 77 West Wacker Drive Chicago, Illinois 60601 (312) 782-3939

Approximate date of commencement of proposed sale to the public:
The exchange will occur as soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

7.95% Senior Notes, Series F due 2032	$275,000,000	100%	$275,000,000	$25,300(2)

(1)
In accordance with Rule 457(f)(2) under the Securities Act of 1933, the registration fee is based on the book value of the outstanding 7.95% Senior Notes, Series E due 2032, of AmerenEnergy Generating Company to be canceled in the exchange transaction hereunder.
(2)
This entire amount has been paid previously.

        We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion dated November 15, 2002

The information in this prospectus is not complete and may be changed. We may not consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these notes and is not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

Preliminary Prospectus
$275,000,000

AMEREN ENERGY GENERATING COMPANY
Exchange Offer for all Outstanding
7.95% Senior Notes, Series E Due 2032

The Exchange Offer will expire at 5:00 p.m., New York City
time, on January 15, 2003, unless we extend it.

Terms of the Exchange Offer

We are offering to exchange new registered 7.95% Senior Notes, Series F due 2032, for all of our old unregistered 7.95% Senior Notes, Series E due 2032.

The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes will not be applicable to the new notes. The new notes will have the same financial terms and covenants as the old notes, and will be subject to the same business and financial risks. Any outstanding old notes not validly tendered will remain subject to existing transfer restrictions.

Subject to the satisfaction or waiver of conditions specified in this prospectus, we will exchange the new notes for all old notes that are validly tendered and not withdrawn by you at any time prior to the expiration of the exchange offer as described in this prospectus.

Ameren Services Company, which we refer to as Ameren Services, is serving as the exchange agent. If you wish to tender your old notes, you must complete, execute and deliver, among other things, a letter of transmittal to the exchange agent no later than 5:00 p.m., New York City time, on the expiration date of the exchange offer.

The exchange of old notes for new notes pursuant to the exchange offer will not be taxable for United States federal income tax purposes. See "Material United States Federal Income Tax Considerations."

The new notes will not be listed on any securities exchange or included in any automated quotation system.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal that is included as an exhibit to the registration statement of which this prospectus is a part states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 270 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with those resales. See "Plan of Distribution."

See "Risk Factors" on page 14 of this prospectus for a discussion of risks that you should consider before participating in the exchange offer.

We are not asking you for a proxy and you are requested not to send us a proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                        , 2002.

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different or to make any representations about us or the transactions we discuss in this prospectus. If you receive information about these matters that is not included in this prospectus, you must not rely on that information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, which we refer to as the SEC, under the Securities Exchange Act of 1934, which we refer to as the Exchange Act. These reports and other information may be inspected and copied at the offices of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

        You may obtain information regarding the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports and other information regarding registrants such as our company and Ameren Corporation that file electronically with the SEC. The address of that site is (http://www.sec.gov). The new notes offered for exchange under this prospectus will not be guaranteed by, or otherwise be obligations of, Ameren Corporation or any of its direct or indirect subsidiaries other than our company.

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, which we refer to as the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the new notes offered for exchange under this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. The statements contained in this prospectus as to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete. Accordingly, each of those statements is qualified in all respects by reference to the full text of the contract, agreement or document filed as an exhibit to the registration statement or otherwise filed with the SEC.

        We are incorporated in the State of Illinois. Our principal executive offices are located at 1901 Chouteau Avenue, St. Louis, Missouri 63103. Our telephone number is (314) 621-3222. You can find

i

limited information regarding our company on Ameren's website at (http://www.ameren.com). That website is not incorporated by reference in this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" various documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the expiration of the exchange offer:

  •
  our annual report on Form 10-K for the year ended December 31, 2001;

  •
  our reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002; and

  •
  our current reports on Form 8-K dated May 30, 2002 and June 6, 2002.

        This prospectus incorporates important business and financial information about our company that is not included in, or delivered with, this prospectus. We will provide a copy of the documents we incorporate by reference in this prospectus, at no cost, to any person who receives this prospectus upon written or oral request. To obtain timely delivery, requests for copies should be made no later than January 8, 2003. This date is five business days before the scheduled expiration of the offer. To request a copy of any or all of these documents, you should write or telephone us at AmerenEnergy Generating Company, P.O. Box 66149, St. Louis, Missouri 63166-6149, Attention: Secretary, telephone number (314) 554-2715.

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PROSPECTUS SUMMARY

        This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents to which we refer you.

Summary of the Terms of the Exchange Offer

Old Notes	On June 6, 2002, we sold in a private transaction the old notes, which consist of $275 million aggregate principal amount of our 7.95% Senior Notes, Series E due 2032, to Lehman Brothers, Banc One Capital Markets, Inc., BNY Capital Markets, Inc., Credit Suisse First Boston and Westdeutsche Landesbank Girozentrale. These initial purchasers then sold the old notes to institutional investors. Simultaneously with the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers under which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. See "The Exchange Offer—Purpose of the Exchange Offer."
The Exchange Offer; New Notes
We are offering to exchange up to $275 million aggregate principal amount of our 7.95% Senior Notes, Series F due 2032, that have been registered under the Securities Act for a like aggregate principal amount of our 7.95% Senior Notes, Series E due 2032. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes.

Old notes may be tendered only in denominations of $100,000 and integral multiples of $1,000 in excess thereof. Subject to the satisfaction or waiver of conditions specified in this prospectus, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.
Upon completion of the exchange offer, there may be no market for the old notes, and if you failed to exchange the old notes, you may have difficulty selling them.
Resales of the New Notes
Based on interpretations by the staff of the SEC we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you, without compliance with the registration and prospectus delivery requirements of the Securities Act, if you:
• acquire the new notes in the ordinary course of your business;

• are not engaging in and do not intend to engage in a distribution of the new notes;
• do not have an arrangement or understanding with any person to participate in a distribution of the new notes;
• are not an affiliate of ours within the meaning of Rule 405 under the Securities Act; and
• are not a broker-dealer that acquired the old notes directly from us.

If any of these conditions is not satisfied and you transfer any new notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

In addition, if you are a broker-dealer seeking to receive new notes for your own account in exchange for old notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any offer to resell, resale or other transfer of the new notes that you receive in the exchange offer. See "Plan of Distribution."
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 15, 2003, unless we extend it.
Withdrawal
You may withdraw the tender of your old notes at any time prior to the expiration of the exchange offer. We will return to you any of your old notes that are not accepted for exchange for any reason, without expense to you, promptly after the rejection of the tender or the expiration or termination of the exchange offer.
Consequences of Failing to Exchange Your Old Notes
The exchange offer satisfies our obligations and your rights under the registration rights agreement. After the exchange offer is completed, you will not be entitled to any registration rights with respect to your old notes.
Therefore, if you do not exchange your old notes, you will not be able to reoffer, resell or otherwise dispose of your old notes unless:
• you comply with the registration and prospectus delivery requirements of the Securities Act; or
• you qualify for an exemption from those Securities Act requirements.
These conditions may adversely affect the market price of your old notes.

Interest on the New Notes and the Old Notes
Our Series F Notes will bear interest at the annual rate of 7.95%. Interest will be payable semi-annually on the new notes each June 1 and December 1. Interest on the new notes will accrue from the last date through which interest was paid on the old notes (expected to be December 1, 2002) and will first be paid on the new notes on the first June 1 or December 1 following the date the exchange offer is completed (expected to be June 1, 2003). No interest will be paid in connection with the exchange. No interest will be paid on the old notes following their acceptance for exchange. See "Description of the New Notes."
Conditions to the Exchange Offer
The exchange offer is subject to various conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur. The exchange offer is not conditioned upon any minimum principal amount of outstanding old notes being tendered. See "The Exchange Offer—Conditions of the Exchange Offer."
Exchange Agent	Ameren Services is serving as exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent as follows:
By mail:
Ameren Services Company P.O. Box 66887, St. Louis, Missouri 63166-6887 Attention: Investor Services MC 1035, Personal and Confidential
By hand or overnight courier:
Ameren Services Company 1901 Chouteau Avenue, St. Louis, Missouri 63103 Attention: Investor Services MC 1035, Personal and Confidential
Eligible institutions may deliver documents by facsimile at: (314) 554-2401.
Information Agent
Morrow & Co, Inc. is serving as information agent for the exchange offer. You should direct all communications regarding the exchange offer, including requests for assistance or for additional copies of the prospectus or the letter of transmittal, to the information agent as follows:
By mail, hand or overnight courier:
Morrow & Co., Inc. 445 Park Avenue, Fifth Floor, New York, New York 10022
Banks and brokerage firms should call the information agent toll-free at: (800) 654-2468.

Noteholders should call the information agent toll-free at: (800) 607-0088.
All others should call the information agent collect at: (212) 754-8000.
You may contact the information agent via e-mail at ameren.info@morrowco.com.
Procedures for Tendering Old Notes
If you wish to tender your old notes, you must cause the following to be transmitted to and received by the exchange agent no later than 5:00 p.m., New York City time, on the expiration date of the exchange offer:
• a confirmation of a book-entry transfer of the tendered old notes into the exchange agent's account at The Depository Trust Company, which we refer to as DTC;

• a properly completed and duly executed letter of transmittal in the form accompanying this prospectus (with any required signature guarantees) or, at the option of the tendering holder in the case of a book-entry tender, an agent's message instead of the letter of transmittal; and
• any other documents required by the letter of transmittal.
The new notes are referred to as the "Exchange Notes" in the letter of transmittal.
Guaranteed Delivery Procedures
If you wish to tender your old notes and you cannot complete procedures for book-entry transfer or cause the old notes or any other required documents to be transmitted to and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, you may tender your old notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer—Guaranteed Delivery Procedures."
Special Procedures for Beneficial Owners
If you are the beneficial owner of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to participate in the exchange offer, you should promptly contact the person in whose name your outstanding old notes are registered and instruct that person to tender your old notes on your behalf. See "The Exchange Offer—Procedures for Tendering."
Representations of Tendering Holders	By tendering old notes pursuant to the exchange offer, you will, in addition to other customary representations, represent to us that you:
• are not an affiliate of ours;
• are not a broker-dealer tendering old notes acquired directly from us;

• are acquiring the new notes in the ordinary course of business;
• are not engaging in and do not intend to engage in a distribution of the new notes;
• have no arrangement or understanding with any person to participate in the distribution of the new notes; and

• acknowledge that if you are deemed to have participated in the exchange offer for the purpose of distributing the new notes, you will comply with the registration and prospectus delivery requirements of the Securities Act.
Acceptance of Old Notes and Delivery of New Notes
Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes that are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.
United States Federal Income Tax Considerations
Your acceptance of the exchange offer and the exchange of your old notes for new notes will not be taxable for U.S. federal income tax purposes. See "Material United States Federal Income Tax Considerations."
Regulatory Approvals	All regulatory approvals necessary for the exchange of the old notes for the new notes have been obtained.
Appraisal or Dissenters' Rights	You will have no appraisal or dissenters' rights in connection with the exchange offer.
Use of Proceeds
We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer. We will pay expenses incident to the exchange offer to the extent indicated in the registration rights agreement.

Summary of the Terms of the New Notes

        The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture. For more complete information about the new notes, see the "Description of the New Notes" section of this prospectus.

Issuer	AmerenEnergy Generating Company
New Notes	We will offer the new notes in one series: up to $275 million principal amount of 7.95% Senior Notes, Series F due 2032.
Maturity	Our Series F Notes will mature on June 1, 2032.
Interest Rate	Interest will accrue on the Series F Notes at a rate of 7.95% per year.

Interest Accrual
Interest on the new notes will accrue from the last date through which interest was paid on the old notes (expected to be December 1, 2002) and will first be paid on the new notes on the first June 1 or December 1 following the date the exchange offer is completed (expected to be June 1, 2003). No interest will be paid in connection with the exchange.
Interest Payment Dates	We will pay interest on the new notes semi-annually on June 1 and December 1, beginning on the first June 1 or December 1 following completion of the exchange offer (expected to be June 1, 2003).
Optional Redemption
We may redeem the new notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest, if any, plus a make-whole premium, calculated using a discount rate equal to the interest rate on comparable U.S. treasury securities plus 37.5 basis points.
Ranking
The new notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other present and future senior debt, including $425 million of senior unsecured debt and $50 million of short-term intercompany debt outstanding as of November 8, 2002 (which excludes the old notes). The new notes will rank senior in right of payment to all of our present and future subordinated debt.
Covenants	The indenture limits our ability to, among other things:
• sell assets;
• create liens; and
• engage in mergers, consolidations or similar transactions.

In addition, the indenture includes transitional covenants that limit our ability to incur indebtedness and pay dividends or make other specified restricted payments, which transitional covenants may be terminated by us on or after the date on which financial statements for five full years of operations of our company (commencing January 1, 2001) are available and upon written reaffirmation by each of Standard & Poor's Ratings Services, Moody's Investors Services, Inc. and Fitch, Inc. of at least the original ratings of the old notes (after giving effect to that termination).
See "Description of the New Notes—Covenants" and "—Transitional Covenants."
Events of Default	The indenture describes the circumstances that constitute events of default with respect to the new notes. See "Description of the New Notes—Events of Default."

Form of the New Notes
The new notes will be represented by one or more permanent global securities in registered form deposited with The Bank of New York, as custodian, for the benefit of DTC. You will not receive notes in registered form unless one of the events set forth under the heading "Description of the New Notes—Book-Entry; Delivery and Form" occurs. Instead, beneficial interests in the new notes will be shown on, and transfers of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.
Absence of a Public Market for the New Notes
There has been no public market for the old notes, and no active public market for the new notes is currently anticipated. We do not intend to apply for a listing of the new notes on any securities exchange or inclusion in any automated quotation system. We cannot make any assurances regarding the liquidity of the market for the new notes, the ability of holders to sell their new notes or the price at which holders may sell their new notes. See "Plan of Distribution."
Trustee	The Bank of New York is serving as the trustee under the indenture.

AmerenEnergy Generating Company

General

        We are Ameren Corporation's non-regulated generating subsidiary. Through our affiliates, we supply power primarily under contractual arrangements to customers that include Ameren Corporation's regulated utility companies and third parties. Most of our assets were formerly owned and operated by one of those affiliated regulated utility companies, Central Illinois Public Service Company, which we refer to as AmerenCIPS. We were incorporated in the State of Illinois in March 2000 and we acquired certain of our generation assets from AmerenCIPS at net book value on May 1, 2000, consisting of the coal plants described below, all related fuel, supply, transportation, maintenance and labor agreements, approximately 45% of AmerenCIPS' employees, and certain other related rights, assets and liabilities. Since our acquisition of assets from AmerenCIPS, we have acquired 24 additional gas-fired units. Our generation business now includes the following:

        Coal Plants.    The following stations, which we refer to as our coal plants: four generating stations (11 units) we acquired from AmerenCIPS (Newton, Coffeen, Meredosia and Hutsonville in Illinois). These plants predominantly use coal for fuel and can generate 2,695 megawatts of electricity. We also acquired a coal-fired plant located in Grand Tower, Illinois from AmerenCIPS. We have repowered this plant with gas-fired combustion turbine units in a combined cycle configuration. The repowered Grand Tower units are included in the gas-fired units described below.

        Gas-Fired Units.    The following stations, which we refer to as our gas-fired units: seven generating stations (Columbia in Missouri, and Kinmundy, Gibson City, Pinckneyville, Grand Tower, Joppa and Elgin in Illinois), consisting of 24 gas-fired generating units acquired since our inception, including three units that we acquired in Elgin, Illinois in September and October 2002. These stations use natural gas as fuel (some have dual fuel capability and can also burn oil) and are used to supply intermediate and peaking power. These stations can generate 1,986 megawatts of electricity, which excludes an additional 117 megawatts associated with one generating unit we expect to acquire in Elgin by the end of 2002.

        We currently sell all the output of our generating facilities through two of our affiliates, AmerenEnergy Marketing Company, which we refer to as Marketing Co., and AmerenEnergy, Inc., which we refer to as Ameren Energy.

Marketing Co.

        Marketing Co. sells a significant portion of our power to our affiliate, AmerenCIPS, which is a transmission and distribution utility in Illinois serving about 325,000 electric customers. AmerenCIPS purchases all of its requirements to supply its native load customers from Marketing Co. at fixed prices for capacity and energy. Marketing Co. pays us the same prices it receives from AmerenCIPS. Marketing Co.'s contract with AmerenCIPS extends through the end of 2004.

        Marketing Co. also sells our power to AmerenCIPS to satisfy a number of fixed-price retail contracts. Marketing Co. receives from AmerenCIPS the prices it receives under these agreements. Marketing Co., in turn, pays us the same prices that it receives for this power.

        Marketing Co. is responsible for marketing efforts to obtain retail contracts and wholesale contracts for sales with a duration of longer than one year for all our power other than that sold to AmerenCIPS or released for sale through Ameren Energy. We will receive from Marketing Co. the same prices it receives under these contracts.

Ameren Energy

        Ameren Energy concentrates on short-term wholesale transactions of less than one year and seeks to sell that portion of our output not subject to the long-term arrangements described above. In cooperation with Marketing Co., Ameren Energy seeks to optimize the value of our generation portfolio. Ameren Energy acts as an agent on our behalf.

Recent Developments

        We expect to enter into agreements with our affiliate, Union Electric Company, which we refer to as AmerenUE, whereby we will transfer to AmerenUE certain of our generating assets aggregating approximately 400-500 megawatts of capacity. The transfer, which will be at net book value and is subject to receipt of necessary regulatory approvals, is expected to close in the second quarter of 2003. Cash proceeds from the sale will be applied in accordance with restrictions in the indenture for the notes (to the extent applicable).

Ameren Corporation

        St. Louis-based Ameren Corporation (NYSE: AEE) is among the nation's 25 largest investor-owned electric utilities, with $10 billion in assets. Ameren provides energy services to 1.5 million electric and 300,000 natural gas customers throughout its 44,500 square mile territory in Missouri and Illinois.

        Ameren Corporation is a public utility holding company registered under the Public Utility Holding Company Act of 1935, which we refer to as PUHCA, and does not own or operate any significant assets other than the common stock of its subsidiaries. Ameren Corporation, directly or indirectly, owns all of the common stock of these principal subsidiary companies:

  •
  AmerenUE is the largest electric utility in the state of Missouri and supplies electric and natural gas service to about 1.2 million electric customers and 130,000 gas customers in Missouri and Illinois.

  •
  AmerenCIPS is an electric utility in the state of Illinois and supplies electric and natural gas service to about 325,000 electric customers and 170,000 gas customers in portions of central and southern Illinois.

  •
  AmerenEnergy Resources Company, which we refer to as Resources, is a holding company for Ameren's non-regulated generation business (including our company), related marketing business and fuel procurement business.

  •
  Ameren Energy is an energy trading company that acts as agent for AmerenUE and our company for the wholesale purchase and sale of electricity for terms of less than one year.

  •
  Ameren Services Company, which we refer to as Ameren Services, provides shared support services to all of the Ameren companies.

  •
  Ameren Energy Development Company, which we refer to as Development Co., is our non-regulated parent company which develops and constructs generating facilities. Development Co. is also an exempt wholesale generator under PUHCA and leases the Joppa gas-fired units from us.

  •
  Marketing Co. is a non-regulated wholesale and retail energy marketing company that concentrates on wholesale sales of electricity for terms greater than one year and retail sales.

  •
  AmerenEnergy Fuels and Services Company, which we refer to as Fuels Co., is a non-regulated subsidiary that manages coal, natural gas and fuel oil purchasing for Ameren on a centralized basis.

  •
  Our company is an exempt wholesale generator under PUHCA.

        In addition, Ameren holds, indirectly through AmerenUE and Resources, a 60% ownership interest in Electric Energy, Inc., which we refer to as EEI. EEI owns and/or operates electric generation and transmission facilities in Illinois that currently supply electric power to a uranium enrichment plant located in Paducah, Kentucky and to EEI's owners or their affiliates.

        The chart below depicts the simplified corporate structure of Ameren Corporation and its direct and indirect subsidiaries.

Independent Consultants' Reports

        Stone & Webster Consultants, Inc., who we refer to as Stone & Webster or as independent technical consultant, has prepared the Independent Technical Review concerning certain technical, environmental and economic aspects of our electric generating facilities (excluding the three units that we recently acquired, and one additional unit that we expect to acquire, in Elgin, Illinois). We have filed the Independent Technical Review as an exhibit to our current report on Form 8-K that we filed with the SEC on May 30, 2002. The Independent Technical Review is incorporated by reference in this prospectus and should be read in its entirety. The Independent Technical Review is an update to the independent technical review dated October 25, 2000 prepared by Stone & Webster in conjunction with our initial issuance of notes in November 2000. The Independent Technical Review is available as part of our current report dated May 30, 2002 and the original independent technical review is available as part of our prospectus filed on April 18, 2001 pursuant to Rule 424 of the Securities Act, and each can be obtained at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a Website that contains reports and other information regarding registrants such as us that file electronically with the SEC. The address of that site is (http://www.sec.gov). The independent technical consultant prepared the projected operating and financial results incorporated by reference in this prospectus with information that was available as of various dates primarily prior to December 31, 2001. The Independent Technical Review has not been updated.

        Platts/RDI Consulting, a McGraw-Hill Company, who we refer to as independent market consultant, has prepared a report that analyzes the Midwest United States electricity market and the economic competitiveness of our electric generating facilities (excluding the three units that we recently acquired, and one additional unit that we expect to acquire, in Elgin, Illinois) within that market. The report provides an assessment of the long-term market opportunities, including a forecast of capacity and energy prices, in the region. We have filed the report as an exhibit to our current report on Form 8-K that we filed with the SEC on May 30, 2002. The report is incorporated by reference in this prospectus and should be read in its entirety. The independent market consultant prepared the market analysis incorporated by reference in this prospectus, which served as a basis for some assumptions made in preparing the projected operating and financial information, with information that was available as of various dates primarily prior to December 31, 2001. The market report has not been updated.

How To Contact Us

        AmerenEnergy Generating Company is incorporated in the State of Illinois. Our principal executive offices are located at 1901 Chouteau Avenue, St. Louis, Missouri 63103. Our telephone number is (314) 621-3222. You can find limited information regarding our company on Ameren's website at (http://www.ameren.com). The information in this website is not incorporated by reference in this prospectus.

Summary Financial and Operating Data

        Following is a summary of selected historical financial data for our company. We have a limited operating history and, therefore, separate financial statements with regard to our business are available only since May 1, 2000. Prior to that date, all operations of our coal plants were fully integrated with, and therefore results of operations were consolidated into the financial statements of, AmerenCIPS, whose business was to generate, transmit and distribute electricity and to provide other customer support services. The selected historical information as of December 31, 2001 and for the year then ended has been derived from audited financial statements of our company incorporated by reference in this prospectus. You should read the information set forth below in conjunction with the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited historical financial statements and the accompanying notes included in our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 incorporated by reference in this prospectus. In the opinion of our management, the quarterly financial statements from which the data set forth below were derived contain only normal and recurring adjustments necessary for a fair presentation of the information shown. For a description of the Subordinated Intercompany Notes referred to in the Balance Sheet Data, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" included in our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 incorporated by reference in this prospectus.

Historical Financial Data
(in thousands)

Income Statement Data

	Nine months ended September 30, 2002	Year ended December 31, 2001	Eight months ended December 31, 2000
Revenues	$679,453	$985,819	$479,701
Operating Expenses	564,735	790,667	376,433
Pre-Tax Income	51,062	125,213	71,021
Net Income	30,759	75,924	43,808

Balance Sheet Data

	As of September 30, 2002	As of December 31, 2001
Current Assets	$184,025	$193,396
Total Assets	1,802,301	1,756,928
Total Liabilities	1,509,463	1,482,548
Senior Debt	698,021	423,880
Subordinated Intercompany Notes	461,490	508,082
Stockholder's Equity	292,838	274,380

Ratio of Earnings to Fixed Charges (in thousands)

	Nine months ended September 30, 2002	Year ended December 31, 2001	Eight months ended December 31, 2000
Pre-tax income from continuing operations	$51,062	$125,213	$71,021
Add - fixed charges:
Interest expense and amortization of debt discount on third-party indebtedness	33,026	34,034	5,344
Interest expense on intercompany indebtedness	30,391	41,036	29,537
Interest capitalized	740	1,316	803

Total fixed charges	$64,157	$76,386	$35,684
Pre-tax income from continuing operations plus fixed charges	$115,219	$201,599	$106,705

Ratio of earnings to fixed charges	1.796	2.639	2.990

RISK FACTORS

        The new notes, like the old notes, entail risk. In deciding whether to participate in the exchange offer, you should consider the risks associated with the nature of our business and the risk factors relating to the exchange offer in addition to the other information contained in this prospectus. You should carefully consider the following factors before making a decision to exchange your old notes for new notes. The risk factors described below are not necessarily exhaustive, and we encourage you to perform your own investigation with respect to the new notes and our company.

If you fail to exchange your old notes, they will remain subject to transfer limitations and you may be unable to sell them.

        Because we did not register the old notes under the Securities Act or any state securities laws, and we do not intend to do so after the exchange offer, the old notes may only be transferred in limited circumstances under applicable securities laws. If the holders of the old notes do not exchange their old notes in the exchange offer, they lose their right to have their old notes registered under the Securities Act, subject to some limitations. As a holder of old notes after the exchange offer, you may be unable to sell your old notes.

There is no public market for the new notes, so you may be unable to sell them.

        The new notes are new securities for which there is currently no market. Consequently, the new notes will be relatively illiquid, and you may be unable to sell them. We do not intend to apply for listing of the new notes on any securities exchange or for the inclusion of the new notes in any automated quotation system. Accordingly, we cannot assure you that a liquid market for the new notes will develop.

You must tender the old notes in accordance with proper procedures in order to ensure the exchange will occur.

        The exchange of the old notes for the new notes can only occur if you follow the proper procedures as detailed in this prospectus. The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation, a properly completed and executed letter of transmittal (or an agent's message instead of a letter of transmittal) and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. The exchange agent is not and we are not under any duty to give you notification of defects or irregularities with respect to your tender of old notes for exchange. Old notes that are not tendered will continue to be subject to the existing transfer restrictions. In addition, if you are an affiliate of ours or you tender the old notes in the exchange offer in order to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution" later in this prospectus.

Our revenues and results of operations depend in part on market and other forces beyond our control.

        A number of the markets for wholesale electric energy transactions in the Mid-American Interconnected Network, or MAIN, which includes most of Illinois, eastern portions of Missouri and Wisconsin, and much of Peninsular Michigan, have been, or are in the process of becoming, deregulated. We and other non-regulated owners of electricity generating facilities will not have any recovery of our costs or any specified rate of return set by a regulatory body. Therefore, with the exception of revenue generated by contracted loads under the power purchase agreement that we entered into with Marketing Co., which we refer to as the Genco—Marketing Co. agreement, our revenues and results of operations will depend on the prices that we can obtain for energy and capacity in Illinois and adjacent markets. Among the factors that could influence those prices (all of which factors are beyond our control to a significant degree) are:

  •
  fuel supply and price: the current and future market prices for natural gas, fuel oil and coal;

  •
  future power prices: current and forward prices for the sale of electricity;

  •
  competition: the extent of additional supplies of electric energy from our current competitors or new market entrants;

  •
  pace of deregulation: the potential deceleration of deregulation in our market area and slowing of the expansion of deregulated markets;

  •
  pricing and market development: the regulatory and pricing structures developed for Midwest energy markets as they continue to evolve and the pace of development of regional markets for energy and capacity outside of bilateral contracts;

  •
  transmission: future pricing for, and availability of, transmission services on transmission systems, the effect of regional transmission organization, or RTO, development and export energy transmission constraints, which could limit our ability to sell energy in markets adjacent to Illinois;

  •
  demand: the rate of growth in electricity usage as a result of population changes, regional economic conditions and the implementation of conservation programs; and

  •
  weather: climate conditions prevailing in the Midwest market from time to time.

We expect to face significant competition due to the expiration of significant power supply agreements and new capacity in our market.

        We do not expect competition in the electric industry to have a material effect on us until the power purchase agreement between Marketing Co. and AmerenCIPS, which we refer to as the Marketing Co.—CIPS agreement, which we service through our Genco—Marketing Co. agreement, expires (as scheduled by its current terms) on December 31, 2004. At that time, we will be subject to competition from major power suppliers who we expect will target our Midwest markets as well as other national markets. Some of our competitors may have greater financial, marketing, trading and generating resources than we do to bring to bear in our target markets.

        MAIN and the East Central Area Reliability, or ECAR, region have experienced high levels of new capacity development in the last two years. The independent market consultant estimates that over 29,000 MW of new generating capacity (including our gas-fired units) will come on-line in MAIN and ECAR between 2000 and 2005. The independent market consultant projects that ECAR/MAIN reserve margins will approach 19% by 2003 before declining to 16% in 2005.

        This new capacity is expected to contribute to increasing pricing pressures in our target markets. The independent market consultant's base case electricity price forecast (including both energy and capacity prices) for southern Illinois projects a decline in the "all hours" average to a low of $27.37 in 2004, compared to an actual "all hours" average price of $39.65 in 2001. We expect vigorous and continuing competition by other suppliers as a consequence of these factors.

Delays in development of deregulated markets in the Midwest may affect Ameren's marketing efforts, which may hinder growth in our potential customer base.

        Marketing Co. may not be able to successfully effectuate its marketing strategy, which is to enter into new long-term contracts for the sale of capacity and energy to replace our existing long-term sales contracts as they expire. Legislation was recently adopted in Illinois that extended the current rate freeze for retail electric customers from December 31, 2004 to December 31, 2006. The number of Illinois retail customers electing alternative energy suppliers since the advent of deregulation has been small, in part because the rate freeze has kept the bundled rates charged by the incumbent distribution utilities at an attractive level. The pace of deregulation elsewhere in the Midwest may also be slowed by the well-publicized problems resulting from California's deregulation experience, and the current forecast of stable or declining electricity supply prices in many parts of the country. These factors may further delay the development of deregulation in our markets, which could slow the growth of the potential customer base that Marketing Co. targets to secure long-term contracted load.

The operation of the electric generating facilities involves risks that could have an adverse impact on our energy output and efficiency levels.

        Operation of electric generating facilities involves certain risks which can adversely affect energy output and efficiency levels. Included among these risks are: increased prices for fuel and fuel transportation as existing contracts expire, facility shutdowns due to a breakdown or failure of equipment or processes or interruptions in fuel supply, labor disputes, inability to comply with regulatory or permit requirements, disruptions in the delivery of electricity, operator error and catastrophic events such as fires, explosions, floods or other similar occurrences affecting our electric generating facilities, ourselves or third parties upon which our business may depend.

Our generating facilities will require ongoing capital expenditures.

        Our coal plants, like generating facilities of similar age, will require additional capital expenditures. The units comprising the Newton facility and the Coffeen facility were installed between 1965 and 1982. The remaining coal plants were installed prior to 1965. Generating equipment of this age, even if well maintained, will require additional capital expenditures to maintain reliable levels of operations. We plan significant capital projects at our coal plants over the next five years, including the addition of environmental compliance equipment and refurbishment or replacement of major station components. The capital expenditures we project to make at our coal plants are expected to range from $225 million to $275 million in the aggregate for the five-year period from 2002 through 2006, excluding any capital expenditures required to comply with nitrogen oxide (NOx) emissions standards. We cannot assure you that additional capital expenditures will not be required; that our cost estimates are accurate; or that, if necessary, we will be able to obtain financing at reasonable rates to pay for those expenditures. The indenture for the notes may limit our ability to incur future indebtedness.

The price and availability of fuel will have a significant effect on our profitability.

        Our coal plants depend principally upon mid- and low-sulfur coal as their fuel supply, and our environmental compliance strategy also relies on low-sulfur coal to a significant extent. A substantial portion of our operating expenses for these plants will consist of the costs of obtaining this fuel supply. While most of the required coal for our coal plants through 2004 is covered by existing supply contracts, we expect to continue to use the spot market to satisfy some portion of our annual coal requirements for the foreseeable future. Our revenues from our coal plants may not keep pace with our coal costs if market prices for coal escalate more rapidly than market prices for sales of energy. In addition, various constraints on the railroads that deliver low-sulfur western coal to our coal plants may cause delivery delays from time to time.

        Our gas-fired units depend principally upon natural gas for their fuel supply, and a significant portion of our operating expenses for these units consists of costs of gas supply and delivery. Natural gas prices have exhibited a significant level of volatility in recent years. We utilize a combination of term supply contracts and short-term purchases, both utilizing mostly market-based pricing, as part of our natural gas procurement strategy. We may also employ embedded price hedges, storage and balancing agreements and futures contracts. We cannot assure you that these strategies will be successful in reducing gas price volatility or that we will be able to procure gas at prices assumed in the financial projections included in the Independent Technical Review incorporated by reference in this prospectus.

        We have in place various capacity agreements with pipelines to deliver natural gas requirements to our gas-fired units on demand. Although a portion of the pipeline capacity supporting our gas-fired units utilizes firm transportation and firm storage, a significant amount of pipeline capacity will be interruptible or released capacity and thus subject to risk of curtailment by the interstate pipeline or by the primary capacity holder. The significant amount of new gas-fired generating capacity added in MAIN and ECAR in recent years may contribute to tighter pipeline capacity availability, particularly during on-peak power supply periods.

Increases in transmission constraints could adversely affect market access, transmission pricing and our ability to provide energy to our markets.

        We expect that access to some of our target markets will become transmission constrained in the future as wholesale markets more fully develop, retail competition opens and new generating capacity comes on-line. If electric transmission capacity is not enhanced through construction of new lines, improvements of existing lines or other methods of improving efficiency, we may experience difficulty, at times, delivering our product to some of our target markets. Delays in the development of regional transmission organizations could contribute to delays in making capacity and efficiency improvements in transmission systems. Constrained transmission systems could also result in our paying higher tariffs for transmission services than we project.

The coal plants have not been operated historically on a competitive basis and some of the coal plants have not operated at the capacity factors we project.

        Substantially all of our business consists of owning and operating our electric generating facilities. Although the coal plants had a significant operating history at the time we acquired them, they had been operated as an integrated part of a regulated utility under the coal supply contracts then in place prior to their acquisition by us. Our business plan assumes, among other things, that some of our coal plants will be dispatched more of the time than they had been historically due to renegotiated coal supply contracts and the switch to low-sulfur western coal which have made operation of these plants more economically attractive. The energy generated by our coal plants before we acquired them was sold by AmerenCIPS based upon rates set by regulatory authorities. We cannot assure you that we will be able to operate the coal plants at the capacity factors we project or that these plants will compete successfully in an environment in which electricity prices will be set by market forces.

Increased federal and state environmental regulation could require us to incur large capital expenditures and increase our operating costs.

        We believe that we have obtained all material environmental-related approvals required as of the date hereof to operate the coal plants and the gas-fired units or that those approvals have been applied for and will be issued in a timely manner. These approvals concern, among other things, the protection of the environment and the health and safety of employees and the public. Failure to comply with any applicable statutes, regulations and ordinances could have a material adverse effect on us, including potential civil or criminal liability, imposition of clean-up liens and fines and expenditures of funds to bring the coal plants and other plants that we own or acquire into compliance.

        We plan to comply with NOx and sulfur dioxide (SO2) emissions limitations through a combination of the acquisition of emissions credits and the future addition of additional pollution control equipment at our coal plants. The laws and regulations governing emissions from coal-burning plants, particularly NOx, are in the process of being revised by federal and state authorities, and substantially more stringent limitations than those currently applicable may be imposed. We currently estimate that our capital expenditures to comply with the current emissions limitations could range from $100 million to $150 million for the period 2002 through 2007. We cannot assure you that our compliance strategy, although reasonable based upon the information available to us today, will successfully address the relevant standards in the future, or that the strategy can be executed at the costs we project.

        We plan to acquire SO2 emission allowance credits in order to comply with federal and state limits on SO2 emissions from our coal plants. We are currently utilizing surplus allowance credits obtained from AmerenUE to meet those limits, and expect to be able to continue to do so for the next several years. Thereafter, we will have to purchase allowance credits on the open market to meet future compliance requirements. We are subject to the risk of increases in the market prices for these allowance credits beyond the amounts assumed in the financial projections contained in the Independent Technical Review, as well as the risk of sufficient availability of these credits once AmerenUE's surplus is fully utilized.

        Potential soil and groundwater contamination associated with coal piles and historical ash disposal operations exists at the sites of each of our coal plants. When we acquired the coal plants from AmerenCIPS, AmerenCIPS indemnified us from and against any and all environmental damages arising from the presence, use, generation, storage, treatment, discharge, release or disposal (including off-site disposal) of hazardous materials upon, about, from or beneath the property transferred to us or migrating to or from that property, or arising in any manner whatsoever out of the violation of any environmental requirements pertaining to that property and the activities thereon, in each case to the extent that the environmental damages or violation of any environmental requirements are attributable to, or the result of, any act or omission by AmerenCIPS prior to the date of transfer. This indemnity will be subject to interpretation as specific circumstances arise, and will not apply to remediation which may be required in respect of actions we take (or omit to take) after the transfer date. To the extent the AmerenCIPS indemnity does not protect us, future remediation costs could be substantial. While coal combustion waste is not considered hazardous waste under current applicable law, the United States Environmental Protection Agency, or the USEPA, may enact stringent regulations concerning the landfill disposal of those materials.

Our gas-fired units are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs and similar problems.

        The gas-fired units that we recently acquired are new or refurbished units with a limited operating history. Operation of these units could be affected by many factors, including start-up problems, the breakdown or failure of equipment or processes, the performance of these units below expected levels of output or efficiency, failure to operate at design specifications, labor disputes, changes in law and failure to meet environmental and other permit conditions. The occurrence of these events could significantly reduce or eliminate revenues or significantly increase the expenses related to those facilities. The proceeds of any available insurance and limited warranties may not be adequate to cover our lost revenues or increased costs.

Our affiliates and third parties conduct important parts of our business and loss of their services could result in a significant increase in our expenses.

        Our non-management employees are principally engaged in operating our coal plants. Most of the balance of our business will be operated by affiliates and third parties with the participation of our management. In particular:

  •
  Marketing Co. and Ameren Energy market our energy and capacity;

  •
  Fuels Co. is responsible for our fuel supply;

  •
  Ameren Energy administers and coordinates the dispatch of our plants jointly with AmerenUE's plants on the bases set forth in the Amended Joint Dispatch Agreement described in this prospectus;

  •
  Development Co. develops and constructs generation assets for our company and leases the Joppa gas-fired units from us;

  •
  Siemens Westinghouse Operating Services Company operates and maintains the Gibson City, Kinmundy, Pinckneyville, Columbia and Elgin generating stations for us under a long-term contract; and

  •
  Ameren Services provides support services to us.

        We would require substantial additional resources to perform any of these important functions ourselves if that were to become necessary or desirable due to changes in law or regulation, any substandard performance by one or more of these parties or other factors.

Failure or delay in complying with the substantial energy regulatory requirements to which our business is subject could hinder our operations and sales, or result in liabilities and additional costs to us.

        Our business could be materially and adversely affected as a result of legislative or regulatory changes or judicial or administrative interpretations of existing energy regulatory laws, regulations or licenses that impose more comprehensive or stringent requirements on us.

        We believe that we have obtained all material energy-related approvals required as of the date of this prospectus to operate our coal plants and our gas-fired units. We may be required to obtain additional regulatory approvals, including, without limitation, licenses, renewals, extensions, transfers, assignments, reissuances or similar actions. We cannot assure you that we will be able to:

  •
  obtain all required regulatory approvals that we do not yet have or that we may be required to obtain in the future,

  •
  obtain any necessary modifications to existing regulatory approvals, or

  •
  maintain all required regulatory approvals.

        Delay in obtaining or failure to obtain and maintain in full force and effect necessary regulatory approvals, or delay or failure to satisfy any applicable regulatory requirements, could prevent operation of our plants, or the sale of electricity from those assets, or could result in potential civil or criminal liability or in additional costs to us.

        Marketing Co. currently sells a substantial portion of our output to our affiliates (AmerenCIPS and AmerenUE), and we participate with AmerenUE in the Amended Joint Dispatch Agreement which provides us with the opportunity to share in the benefits of Ameren's overall power supply resources. Pending or future federal and state regulatory proceedings and policies may evolve in ways that could impact our ability to continue to participate in these affiliate transactions on current terms.

The price risk management activities conducted on our behalf by affiliates may not be effective in managing fuel and electricity pricing risks, which could result in unanticipated liabilities to us or increased volatility of our earnings.

        Ameren Energy and Fuels Co. engage in price risk management activities related to our sales of electricity and purchases of fuels. These activities are for our account. Ameren Energy and Fuels Co. may use derivative financial instruments, such as futures contracts and options and forward contracts to manage market risks and exposure to fluctuating electricity, coal and natural gas prices. We cannot assure you that these strategies will be successful in managing our pricing risks, or that they will not result in net liabilities to us as a result of future volatility in electricity and fuel markets.

        Marketing Co.'s strategy is to continue to pursue long-term arrangements to sell our output on a contracted basis. If this strategy is unsuccessful, we may be required to rely on Ameren Energy to sell a larger portion of our output under short-term wholesale transactions or in spot market sales. Any increase in short-term sales would result in greater exposure to more volatile short-term market pricing and cause us to place increased reliance on price risk management activities.

Conflicts of interest may arise between us and our affiliates.

        We and our affiliates that we rely on for important parts of our business and sales, such as Marketing Co., Ameren Energy and Development Co., are all directly or indirectly wholly-owned by Ameren Corporation. Conflicts of interest may arise if we need to enforce the terms of agreements between us and any of our affiliates. For example, we expect to rely on a contractual indemnity from AmerenCIPS in the event that we incur remediation costs at the sites of our coal plants on account of pre-existing environmental contamination. Because of these affiliate relationships, it is possible that decisions concerning the interpretation or operation of these agreements could be made from perspectives other than the interests solely of our company or our creditors.

        It is possible that other Ameren entities could acquire or participate in the ownership of future generating additions and compete with us. We expect to sell some of our existing units to an affiliate. We will comply with the restrictions on asset dispositions contained in the indenture for the notes, to the extent applicable. See "Prospectus Summary—AmerenEnergy Generating Company—Recent Developments."

We are relying on projections of the future performance of our electric generating facilities that may not accurately depict our future performance.

        The projected operating and financial results contained in the Independent Technical Review incorporated by reference in this prospectus are predicated upon various assumptions and forecasts of our electric generating facilities' revenue generating capacity and the costs associated with that revenue generating capacity. The assumptions made with respect to future market prices for energy are based upon a comprehensive market analysis prepared by the independent market consultant incorporated by reference in this prospectus. This market forecast served as a basis for the revenue assumptions incorporated in the projected operating results beyond the revenue assumptions based on our fixed-price contractual commitments. The independent technical consultant has reviewed the technical operating parameters of our electric generating facilities. The independent technical consultant has also evaluated the operations and maintenance budgets of our facilities and the related assumptions and forecasts contained therein based on a review of various technical, environmental, economic and permitting aspects of the facilities. The independent technical consultant prepared the projected operating and financial results incorporated by reference in this prospectus with information that was available as of various dates primarily prior to December 31, 2001.

        The information and projections contained in the Independent Technical Review do not take account of the three units that we recently acquired, or one additional unit we expect to acquire, in Elgin, Illinois in 2002. We expect to pay an affiliate approximately $222 million for these units.

        The independent market consultant prepared the market analysis incorporated by reference in this prospectus, which served as a basis for some assumptions made in preparing the projected operating and financial information, with information that was available as of various dates primarily prior to December 31, 2001. We have not requested, nor do we intend to request, that either the independent technical consultant or the independent market consultant update their reports with information that is currently available. The projected operating and financial results included in this prospectus are our responsibility and have been prepared on the basis of assumptions that we and the persons who have provided them believe to be reasonable.

        Our independent auditors, PricewaterhouseCoopers LLP, have not examined, reviewed or compiled the projected operating and financial results and, accordingly, do not express an opinion or any other form of assurance with respect to them. The report of PricewaterhouseCoopers LLP included in this prospectus relates to our historical financial statements for the period from May 1, 2000 through December 31, 2000 and for the year ended December 31, 2001. It does not extend to our projected financial data and should not be read to do so.

        Accordingly, the projected operating and financial results are not necessarily indicative of our future performance and neither we, the independent market consultant, the independent technical consultant nor any other person assumes any responsibility for their accuracy. Therefore, no representation is made or intended, nor should any be inferred, with respect to the likely existence of any particular future set of facts or circumstances. If actual results are less favorable than those shown or if the assumptions used in formulating the base case and the sensitivities included in the projected operating results prove to be incorrect, our ability to pay our operating expenses and other obligations may be materially adversely affected. No updating of the projected operating and financial results has been made to account for developments in our business (including changes to fuel costs, operating and maintenance expense and other variables) or for developments in wholesale energy markets (including price changes) since such projected financial results were prepared. The projected operating and financial results were prepared with information that was available as of various dates primarily prior to December 31, 2001.

        We have no obligation to provide the holders of the notes with any revised or updated projected operating results or analysis of the differences between the projected operating results and actual operating results.

FORWARD-LOOKING STATEMENTS

        Statements made in this prospectus which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "intends," "will," "should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Although these "forward-looking" statements have been made in good faith and are based upon reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated.

        The following factors, in addition to those discussed elsewhere in this prospectus or incorporated by reference in this prospectus, and in subsequent securities filings, could cause results to differ materially from management expectations as suggested by the forward-looking statements:

  •
  the effects of the stipulation and agreement relating to the AmerenUE excess earnings complaint case and other regulatory actions, including changes in regulatory policy;

  •
  changes in laws and other governmental actions, including monetary and fiscal policies;

  •
  the impact on us of current regulations related to the opportunity for customers to choose alternative energy suppliers in Illinois;

  •
  the effects of increased competition in the future;

  •
  the effects of Ameren's participation in a Federal Energy Regulatory Commission, or FERC, approved Regional Transmission Organization, or RTO, including activities associated with the Midwest Independent System Operator;

  •
  availability and future market prices for fuel and purchased power, electricity, and natural gas, including the use of financial and derivative instruments and volatility of changes in market prices;

  •
  wholesale and retail pricing for electricity in the Midwest;

  •
  business and economic conditions;

  •
  the impact of the adoption of new accounting standards;

  •
  interest rates and the availability of capital;

  •
  actions of rating agencies and the effects of those actions;

  •
  weather conditions;

  •
  generation plant construction, installation and performance;

  •
  the effects of strategic initiatives, including acquisitions and divestitures;

  •
  the impact of current environmental regulations on generating companies and the expectation that more stringent requirements will be introduced over time, which could potentially have a negative financial effect;

  •
  future wages and employee benefits costs;

  •
  disruptions of the capital markets or other events making Ameren's and our access to necessary capital more difficult or costly;

  •
  competition from other generating facilities including new facilities that may be developed in the future;

  •
  cost and availability of transmission capacity for the energy generated by our generating facilities or required to satisfy energy sales made on our behalf; and

  •
  legal and administrative proceedings.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We initially sold the old notes in a private offering on June 6, 2002 to Lehman Brothers, Banc One Capital Markets, Inc., BNY Capital Markets, Inc., Credit Suisse First Boston and Westdeutsch Landesbank Girozentrale pursuant to a note purchase agreement dated June 3, 2002 between us and them. These initial purchasers of the old notes resold them to qualified institutional buyers in reliance on, and subject to the restrictions imposed under, Rule 144A under the Securities Act. As of the date of this prospectus, $275 million aggregate principal amount of old notes are outstanding.

        In connection with the private offering of the old notes, we entered into a registration rights agreement dated June 6, 2002 with the initial purchasers under which we agreed, among other things, to:

  (1)
  prepare and file with the SEC an exchange offer registration statement under the Securities Act relating to an exchange offer for the old notes;

  (2)
  use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before January 12, 2003;

  (3)
  upon the effectiveness of the registration statement, commence the exchange offer and offer the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes and to keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the old notes; and

  (4)
  use our reasonable best efforts to complete the exchange offer and issue the new notes on or prior to March 3, 2003.

        We are making this exchange offer to satisfy our obligations and your registration rights under the registration rights agreement. If, among other things, we do not satisfy the conditions described under (4) above within the time period required, we must pay you, as a holder of outstanding old notes, additional interest at a rate of 0.5% per annum until all registration defaults have been cured, at which time any increase in the interest rate described in this paragraph will cease to be effective.

        Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution."

Effect of the Exchange Offer

        Based on several no-action letters issued by the staff of the SEC to third parties in unrelated transactions, we believe that you may offer for resale, resell or otherwise transfer any new notes issued to you in the exchange offer without further registration under the Securities Act or delivery of a prospectus if you:

  •
  are acquiring the new notes in the ordinary course of your business;

  •
  are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes;

  •
  are not an affiliate of ours as defined in Rule 405 under the Securities Act; and

  •
  are not a broker-dealer who acquired old notes from us.

        If you do not satisfy these criteria:

  •
  you will not be able to rely on the interpretations of the staff of the SEC in connection with any offer for resale, resale or other transfer of new notes; and

  •
  you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available to you, in connection with any offer for resale, resale or other transfer of the new notes.

        Each broker-dealer that receives new notes for its own account in exchange for old notes it acquired as a result of market-making or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of its new notes. This will not be an admission by the broker-dealer that it is an underwriter within the meaning of the Securities Act. See "Plan of Distribution."

Shelf Registration Statement

        If (1) we determine that applicable laws or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer; (2) the exchange offer registration statement is not effective on or before January 12, 2003; (3) the exchange offer is not consummated on or before March 3, 2003; (4) we receive a request from any initial purchaser with respect to any old notes held by it that are not eligible to be exchanged for new notes in the exchange offer after the completion of the exchange offer; or (5) any holder of old notes is not permitted pursuant to applicable law or applicable policies of the SEC to participate in the exchange offer and thereby receive new notes, or any holder that participates in the exchange offer does not receive freely tradeable new notes upon valid tender of old notes, we have agreed that we will promptly notify the holders of the old notes and will, at our cost:

  •
  use our reasonable best efforts to cause to be filed with the SEC a shelf registration statement relating to a shelf registration of the old notes covering resales of the old notes;

  •
  use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act as soon as practicable; and

  •
  use all reasonable efforts to keep effective the shelf registration statement until the earlier of the date that is two years (or another period as may after the date of this prospectus be referred to in Rule 144(k) under the Securities Act) after the date of issuance of the old notes and the date all old notes eligible to be sold under the shelf registration statement have been so sold or cease to be outstanding.

        We will provide to each relevant holder of the old notes copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take various other actions as are required to permit unrestricted resales of the relevant old notes. A holder of old notes that sells its old notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to some of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to that holder, including some indemnification and contribution obligations. In addition, a holder of old notes will be required to deliver information to be used in connection with the shelf registration statement in order to have that holder's notes included in the shelf registration statement.

        If the shelf registration statement is not filed as promptly as practicable, and in any event within 45 days after we become obligated to file the shelf registration statement or, if after the shelf registration statement is declared effective, either it ceases to be effective during the required time period or the shelf registration statement or related prospectus ceases to be usable to resell the old notes for various reasons, we must pay you as a holder of outstanding old notes, additional interest at a rate of 0.5% per annum until all registration defaults have been cured.

        The foregoing is a summary description of the material provisions of the registration rights agreement. Because it is a summary, it does not include all of the information that is included in the registration rights agreement. We encourage you to read the entire text of the registration rights agreement carefully because it, and not this description, defines your rights as a holder of the old notes. The registration rights agreement is included as an exhibit to the registration statement of which this prospectus is a part. You may request a copy of the registration rights agreement at our address set forth under "Where You Can Find More Information."

Terms of the Exchange Offer

        We will accept all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. You should read "—Expiration Date; Extensions; Amendments" below for an explanation of how the expiration date may be amended.

        Holders may exchange some or all of their old notes in denominations of $100,000 and integral multiples of $1,000 in excess thereof. We will issue and deliver $100,000 principal amount of new notes in exchange for each $100,000 principal amount of outstanding old notes, and $1,000 principal amount of new notes in exchange for each $1,000 of outstanding old notes, accepted in the exchange offer.

        By tendering old notes in exchange for new notes and by signing the letter of transmittal (or delivering an agent's message instead of a letter of transmittal), you will be representing that, among other things:

  •
  you are not our affiliate (as defined in Rule 405 under the Securities Act);

  •
  you are not a broker-dealer who acquired old notes directly from us;

  •
  any new notes to be received by you will be acquired in the ordinary course of your business;

  •
  you are not engaging in and do not intend to engage in a distribution of the new notes;

  •
  you have no arrangement or understanding with any person to participate in the distribution of the new notes; and

  •
  you acknowledge that if you are deemed to have participated in the exchange offer for the purpose of distributing the new notes, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture governing the old notes.

        In connection with the exchange offer, holders of the old notes do not have any appraisal or dissenters' rights under law or the indenture governing the old notes.

        We are sending this prospectus and the letter of transmittal to all registered holders of old notes as of the close of business on November 15, 2002.

        We are not conditioning the exchange offer upon the tender of any minimum amount of old notes.

        We have provided for customary conditions, which we may waive in our discretion. See "—Conditions of the Exchange Offer."

        We may accept tendered old notes by giving oral or written notice to the exchange agent. The exchange agent will act as your agent for the purpose of receiving the new notes from us and delivering them to you.

        You will be required to pay brokerage commissions or fees and transfer taxes with respect to the exchange of old notes. We will pay charges and expenses in connection with the exchange offer to the extent indicated in the registration rights agreement.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on January 15, 2003, unless we, in our sole discretion, extend it. We may extend the exchange offer at any time and from time to time by giving oral (promptly confirmed in writing) or written notice to the exchange agent and by making a public announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We may also accept all properly tendered old notes as of the expiration date and extend the expiration date in respect of the remaining outstanding old notes. We may, in our sole discretion,

  •
  amend the terms of the exchange offer in any manner;

  •
  delay acceptance of, or refuse to accept, any old notes not previously accepted;

  •
  extend the exchange offer; or

  •
  terminate the exchange offer.

        We will give prompt notice of any amendment to the registered holders of the old notes. If we materially amend the exchange offer, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment and we will extend the exchange offer to the extent required by law.

Procedures for Tendering

        Only a holder of old notes may tender them in the exchange offer. For purposes of the exchange offer, the term "holder" or "registered holder" includes any participant in DTC whose name appears on a security position listing as a holder of old notes.

        To tender in the exchange offer, you must cause the following items to be transmitted to and received by the exchange agent no later than 5:00 p.m., New York City time, on the expiration date:

  •
  a confirmation of the book-entry transfer of the tendered old notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal in the form accompanying this prospectus (with any required signature guarantees) or, at the option of the tendering holder in the case of a book-entry tender, an agent's message instead of that letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

        If you wish to tender your old notes and your old notes are not available, you cannot complete the procedures for book-entry transfer or you cannot cause the old notes or any other required documents to be transmitted to and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, you may tender your old notes according to the guaranteed delivery procedures described in this section under the heading "—Guaranteed Delivery Procedures."

        Any beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wishes to participate in the exchange offer should promptly contact the person through which it beneficially owns its old notes and instruct that person to tender old notes on behalf of the beneficial owner. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant From Owner" in the form accompanying this prospectus, which is included as an exhibit to the registration statement of which this prospectus is a part. If the beneficial owner wishes to tender on his or her own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the beneficial owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        The tender by a holder of old notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions specified in this prospectus and in the letter of transmittal. If a holder tenders less than all the old notes held, the holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The exchange agent will deem the entire amount of old notes delivered to it to have been tendered unless the holder has indicated otherwise.

        The method of delivery of the letter of transmittal or agent's message and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent prior to the expiration date. Do not send your letter of transmittal or other required documents to us.

        Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution."

Signature Requirements and Signature Guarantee

        You must arrange for an "eligible institution" to guarantee your signature on the letter of transmittal or a notice of withdrawal, unless the old notes are tendered:

  •
  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal (see "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" in the letter of transmittal); or

  •
  for the account of an eligible guarantor institution.

        The following are "eligible institutions":

  •
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

        If a letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the old notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, sign or endorse any required documents, they should so indicate when signing and must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

Book-Entry Transfer

        The exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the old notes in DTC's book-entry system. Subject to the establishment of the account, any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer them into the exchange agent's account with respect to the old notes. However, the exchange agent will only exchange the old notes so tendered after a timely confirmation of their book-entry transfer into the exchange agent's account, and timely receipt of an agent's message and any other documents required by the letter of transmittal.

        The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

  •
  DTC has received an express acknowledgment from a participant tendering old notes stating that the participant agrees to participate in the automated tender offer program;

  •
  the participant has received the letter of transmittal and agrees to be bound by its terms; and

  •
  we may enforce that agreement against the participant.

        Although you may effect delivery of old notes through book-entry transfer into the exchange agent's account at DTC, unless the exchange agent receives an agent's message in compliance with the automated tender offer program, you must provide the exchange agent a completed and executed letter of transmittal with any required signature guarantee (or an agent's message instead of a letter of transmittal) and all other required documents prior to the expiration date. If you comply with the guaranteed delivery procedures described below, you must provide the letter of transmittal (or an agent's message instead of a letter of transmittal) to the exchange agent within the time period provided under those procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        If you wish to tender your old notes and your old notes are not immediately available, you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or you cannot complete the procedure for book-entry transfer on a timely basis, you may instead effect a tender if:

  •
  you make the tender through an eligible guarantor institution;

  •
  prior to the expiration date of the exchange offer, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmittal, mail or hand delivery) specifying the name and address of the holder and the principal amount of your old notes tendered, stating that the tender is being made by delivery of the notice of guaranteed delivery, and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the old notes being tendered, a properly completed and duly executed letter of transmittal or a confirmation of a book-entry transfer into the exchange agent's account at DTC and an agent's message and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives your old notes being tendered and letter of transmittal, properly completed and duly executed, with any required signature guarantees, or confirmation of a book-entry transfer into its account at DTC and an agent's message and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw tendered old notes at any time before 5:00 p.m., New York City time, on the expiration date. To do so, you must provide the exchange agent with a written or facsimile transmission notice of withdrawal before 5:00 p.m., New York City time, on the expiration date.

        Any notice of withdrawal must:

  •
  specify the name of the person having deposited who desires to withdraw;

  •
  identify the old notes to be withdrawn, including the certificate numbers and principal amount of the old notes and the name and number of the account at DTC to be credited; and

  •
  be signed by you in the same manner as the original signature on your letter of transmittal (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer of the withdrawn old notes into your name or any other name in which old notes are to be registered, if so specified.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of all withdrawal notices. Our determination will be final and binding on all parties. We will not deem any old notes withdrawn to be validly tendered for purposes of the exchange offer and will not issue new notes for them unless the holder of old notes withdrawn validly retenders them. You may retender withdrawn old notes by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Determination of Validity

        We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered old notes in our sole discretion. Our determination will be final and binding. We may reject any and all old notes that are not properly tendered or any old notes of which our acceptance would, in our opinion or the opinion of our counsel, be unlawful. We also may waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within a time period determined by us.

        Although we intend to notify tendering holders of defects or irregularities with respect to tenders of old notes, neither we nor anyone else has any duty to do so. Neither we nor the exchange agent shall incur any liability for failure to give that notification. Your old notes will not be deemed tendered until you have cured or we have waived any irregularities. As soon as practicable following the expiration date, the exchange agent will return any old notes that we reject due to improper tender or otherwise unless you cured all defects or irregularities or we waive them.

        We reserve the right in our sole discretion:

  •
  to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date;

  •
  to terminate the exchange offer, as set forth in "—Conditions of the Exchange Offer"; and

  •
  to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any of those purchases or offers may differ from the terms of the exchange offer.

Conditions of the Exchange Offer

        We will not be required to accept for exchange, or to issue new notes for, any old notes, and we may terminate, waive any conditions to or amend the exchange offer if, in our sole judgment, the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

        These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the above rights will not be deemed a waiver of that right and that right will be deemed an ongoing right that may be asserted at any time and from time to time. If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

  •
  refuse to accept any old notes and return any old notes that have been tendered to the tendering holders;

  •
  extend the exchange offer and retain all old notes tendered prior to the expiration date of the exchange offer, subject to the rights of the holders of the tendered old notes to withdraw those old notes; or

  •
  waive the termination event with respect to the exchange offer and accept the properly tendered old notes that have not been withdrawn.

        If we determine that a waiver constitutes a material change in the exchange offer, we will promptly disclose the change in a manner reasonably calculated to inform the holders of the change and we will extend the exchange offer to the extent required by law.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, as soon as practicable after the expiration date, all old notes that have been validly tendered and not withdrawn, and will issue the applicable new notes in exchange for those old notes promptly after our acceptance of those old notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes for exchange when, as and if we have given written and oral notice of acceptance to the exchange agent.

        For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest will be payable semi-annually on the new notes each June 1 and December 1. Interest on the new notes will accrue from the last date through which interest was paid on the old notes (expected to be December 1, 2002) and will first be paid on the new notes on the first June 1 or December 1 following the date the exchange offer is completed (expected to be June 1, 2003). No interest will be paid in connection with the exchange. Old notes accepted for exchange will cease to accrue interest from and after the date on which they are accepted for exchange. Holders whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date and will be deemed to have waived their rights to receive the accrued interest on the old notes.

        If any tendered old notes are not accepted for any reason or if old notes are submitted for a greater principal amount than the holder desires to exchange, those unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes or, if the old notes were tendered by book-entry transfer, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility. In either case, the return of old notes will be effected promptly after the expiration or termination of the exchange offer.

Exchange Agent

        We have appointed Ameren Services as the exchange agent for the exchange offer. You should send all executed letters of transmittal to the exchange agent as follows:

          Delivery to: Ameren Services Company, Exchange Agent

By mail:		By hand or overnight courier:
P.O. Box 66887 St. Louis Missouri 63166-6887		1901 Chouteau Avenue St. Louis, Missouri 63103
Attention:	Investor Services MC 1035, Personal and Confidential	Attention:	Investor Services MC 1035, Personal and Confidential

        Eligible institutions may deliver documents by facsimile at: (314) 554-2401.

        For facsimile confirmation only, you may call the exchange agent at: (314) 554-3502 or (800) 255-2237 (toll free).

        If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions by facsimile other than as set forth above, that delivery or those instructions will not be effective.

Information Agent

        We have appointed Morrow & Co., Inc. as the information agent for the exchange offer. You should direct all communications regarding the exchange offer, including requests for assistance or for additional copies of this prospectus or of the letter of transmittal, as follows:

        Delivery to: Morrow & Co., Inc., Information Agent

        By mail, hand or overnight courier:

  445 Park Avenue, Fifth Floor
  New York, New York 10022

  Banks and brokerage firms should call the information agent toll-free at: (800) 654-2468.

  For information, noteholders can call the information agent toll-free at: (800) 607-0088.

        All others should call the information agent collect at: (212) 754-8000.

  You may contact the information agent via e-mail at ameren.info@morrowco.com.

Fees and Expenses

        We will bear expenses of the exchange offer to the extent indicated in the registration rights agreement. We are making the principal solicitation pursuant to the exchange offer by mail. Our officers and employees and those of our affiliates may also make solicitations in person, by telegraph, telephone or facsimile transmission.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse their reasonable out-of-pocket costs and expenses, and we will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

Transfer Taxes

        We will not pay any transfer taxes applicable to the exchange of old notes pursuant to the exchange offer.

        In addition to transfer taxes imposed with respect to the exchange of old notes pursuant to the exchange offer, the tendering holder will pay transfer taxes, if:

  •
  new notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered; or

  •
  tendered old notes are registered in the name of any person other than the person signing the letter of transmittal.

        If you do not submit satisfactory evidence of payment of taxes for which you are liable or exemption from those taxes with your letter of transmittal, we will bill you for the amount of these transfer taxes directly.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will capitalize the expenses of the exchange offer for accounting purposes. We will classify these expenses as debt issuance costs and include them in other assets on our balance sheet. We will amortize these expenses on a straight line basis over the life of the new notes.

Consequences of Failure to Exchange Old Notes

        Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of those old notes. The old notes were originally issued in a transaction exempt from registration under the Securities Act, and may be offered, sold, pledged or otherwise transferred only:

  •
  in the United States to a person whom the seller reasonably believes is a qualified institutional buyer, as defined in Rule 144A under the Securities Act;

  •
  outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act;

  •
  pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

  •
  pursuant to an effective registration statement under the Securities Act.

        The offer, sale, pledge or other transfer of old notes must also be made in accordance with any applicable securities laws of any state of the United States, and the seller must notify any purchaser of the old notes of the restrictions on transfer described above. We do not currently anticipate that we will register the old notes under the Securities Act.

Appraisal or Dissenters' Rights

        Holders of the old notes will not have appraisal or dissenters' rights in connection with the exchange offer.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes. The old notes that are surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer to the extent indicated in the registration rights agreement. No underwriter is being used in connection with the exchange offer.

Sources and Uses of Funds

        We received proceeds of $273,977,000 from the sale of the old notes. We used those proceeds to repay outstanding short-term debt incurred under the Ameren non-utility money pool to finance previous generating capacity additions, for other general corporate purposes and to pay for the costs of issuing the notes, including initial purchasers' commissions.

        The following table sets forth the approximate sources and uses of funds in connection with the sale of the old notes.

(in thousands)
Sources of Funds
Proceeds of Old Notes	$273,977

Uses of Funds
Repayment of Short-Term Debt	$237,320
General Corporate Purposes Including Costs of Issuance	36,657

Total Uses of Funds	$273,977

CAPITALIZATION

        The following table sets forth the actual consolidated capitalization of our company as of September 30, 2002.

As of September 30, 2002
(in thousands)
Debt:
Senior Debt(1)	$700,000
Subordinated Intercompany Notes(2)(3)	461,490

Total Debt	$1,161,490
Total Stockholder's Equity	$292,838
Total Capitalization	$1,454,328

(1)
Excludes $2 million of unamortized debt discount.

(2)
Includes current portion.

(3)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our annual report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference herein.

SUMMARY OF INDEPENDENT TECHNICAL REVIEW

        Stone & Webster has prepared the Independent Technical Review concerning specific technical, environmental and economic aspects of our electric generating facilities (excluding the three units that we recently acquired, and one additional unit that we expect to acquire, in Elgin, Illinois). We filed the Independent Technical Review as an exhibit to our current report on Form 8-K that we filed with the SEC on May 30, 2002. The Independent Technical Review is incorporated by reference in this prospectus and should be read in its entirety. The Independent Technical Review includes, among other things, condition and performance assessments of our existing electric generating facilities, a conceptual design review of the recently-commissioned Pinckneyville 5-8 and Columbia gas-fired units, a review of the significant contracts and a review of financial projections, including annual revenues, expenses and debt service coverage for our electric generating facilities during the period the notes are scheduled to remain outstanding. We retained Stone & Webster to prepare the Independent Technical Review because it is a leading consulting engineering firm which devotes a substantial portion of its resources to providing services related to the technical, environmental and economic aspects of power projects. Stone & Webster was selected because of its international expertise with power systems that are similar or identical to plants that we own. They have reviewed over 500 power plants and are well accepted by the debt capital investment community. The review was based on observations made during in-plant visits that include assessments of plant design/operating data and interviews with operating personnel. Neither we, nor any of our affiliates, is affiliated with Stone & Webster.

        For purposes of reviewing the projected operating results, Stone & Webster relied on specific assumptions regarding material contingencies and other matters that are not within the control of our company, Stone & Webster or any other person. Each of these assumptions is described in the Independent Technical Review. These assumptions are inherently subject to certain uncertainties, and actual results will differ, perhaps materially, from those projected. See "Risk Factors." The projected operating and financial results were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections or U.S. generally accepted accounting principles. Certain terms used in the summary below are defined in the report.

        Subject to the information contained and the assumptions and qualifications made, in the Independent Technical Review, Stone & Webster expressed the opinions that:

Coal-fired Stations

  •
  The Newton, Coffeen, Meredosia and Hutsonville power stations were found to be well maintained and generally in good condition as compared to similar facilities of the same age. With the implementation of enhanced condition monitoring programs and the forecast capital improvements, these electric generating facilities should continue to provide reliable power generation through the term of the Financial Model (2002-2021).

  •
  Stone & Webster reviewed the technical inputs to the Market Consultant's dispatch simulation model. The key input data, such as claimed capacity, availability, scheduled and forced outage rates and heat rates were reasonable and consistent with recent historical experience. Recent enhancements at Newton and Coffeen, coupled with Genco's Plant Improvement Initiatives program, support improved performance projections for the coal plants as compared to the October 25, 2000 report.

  •
  The assets are technically capable of performing at the capacity factors projected by the Market Consultant.

  •
  Genco's forecast O&M expenses are consistent with Ameren's historical expenditures and with those of other similar projects with which Stone & Webster is familiar. The O&M expenses appear reasonable and adequate to meet Genco's maintenance and performance objectives.

  •
  The overhaul schedules developed by Genco are prudent and consistent with current operations. The overhaul and capital expenses forecast in the Financial Model are considered adequate to support the continued operation of the Coal-fired Stations through 2021, assuming implementation and continuation of condition assessment programs.

  •
  The generating stations are operated in compliance with current permit requirements.

  •
  Genco plans to comply with current NO and SO emissions limitations through the transfer of emissions credits and through capital expenditures, e.g., SCR systems. These plans appear to be reasonable and adequate, based on the currently available information.

Gas-fired Stations

  •
  The key input data to the Market Consultant's dispatch model, such as capacities, availabilities and heat rates, were reasonable and consistent with industry norms.

  •
  Performance with respect to projected capacity factors is considered achievable.

  •
  The simple cycle CT technologies (W501D5A, GE LM6000, GE PG6581B) are commercially proven and widely used in the market.

  •
  SWPC has identified operational issues affecting the new 501FD combustion turbines and are implementing corrective measures. These issues should have minimal impact on the operation of the Grand Tower units.

  •
  If operated and maintained in accordance with the O&M agreement and established operating plans and budgets, which are considered adequate, the useful lives of the units are expected to exceed the term of the Financial Model (2002-2021).

  •
  With minor exceptions, all of the CTs achieved guaranteed performance. Actual operation of the units has been satisfactory.

  •
  A majority of the Gas-fired Stations' required permits have been acquired and the permit acquisition plan for those permits not yet obtained is reasonable.

Financial Model Forecast

  •
  The availability, capacity and heat rate inputs used by the Market Consultant to develop its projections of market prices and energy generation are consistent with the values Stone & Webster has reviewed and found reasonable.

  •
  The projected heat rate and capacity assumptions have been developed based on historical data as modified to account for improvements that have been made or are planned to be made to these facilities. With continued capital investment, it is reasonable to expect that the heat rates and capacities can be maintained over the period shown in the Financial Model.

  •
  Genco's maintenance and capital budgets, reflected in the Financial Model, appear reasonable and adequate to meet the performance objectives safely and reliably.

  •
  Stone & Webster reviewed the calculation methodology of the Financial Model. The Financial Model fairly presents, in Stone & Webster's opinion, projected revenues and expenses under the base case assumptions.

  •
  Stone & Webster reviewed the technical aspects of Genco's Electric Power Sales Agreement as well as additional wholesale and retail contracts to which Genco affiliates are parties. Stone & Webster confirmed that the demand capacity, length of engagement (term) and capacity and energy pricing are consistent with those reflected in the Financial Model.

  •
  The forecast revenues from the sale of capacity and energy, as projected by the Market Consultant and Ameren, are more than adequate to pay the annual operating and maintenance expenses (including provisions for major maintenance), other operating expenses, and debt service. Under the base case assumptions, the average senior debt service coverage ratio, or DSCR (before capital expenditures) is calculated to be 6.4x from 2002 through 2011. The minimum DSCR is 4.0x and occurs in 2003.

  •
  Three sensitivity cases were prepared to test the impact of different market forces on the energy and capacity prices forecast by the Market Consultant and the associated impact on the DSCR. The market energy and capacity prices were forecast assuming (i) the overbuilding of generation facilities in the region, (ii) lower fuel prices and (iii) higher fuel prices. The average senior DSCR was most sensitive to the overbuild sensitivity case. The 10-year average senior DSCR (before capital expenditures) in this case fell to 6.0x with a minimum of 3.7x in 2003, 2004 and 2005.

        The independent technical consultant prepared the projected operating and financial results incorporated by reference in this prospectus with information that was available as of various dates primarily prior to December 31, 2001. The projected operating and financial results have not been updated.

SUMMARY OF INDEPENDENT MARKET CONSULTANT'S REPORT

        RDI Consulting, now part of Platts Research & Consulting (a McGraw-Hill Company), which we refer to as RDI, as independent market consultant, has prepared a report that analyzes the Midwest United States electricity market and the economic competitiveness of our electric generating facilities (excluding the three units that we recently acquired, and one additional unit that we expect to acquire, in Elgin, Illinois) within that market. RDI provides expert consulting and market consulting services to the electrical power industries. We selected RDI as the independent market consultant because of its ability to integrate our existing electric sales contracts into the sale of power in the broader regional market. The report provides an assessment of the long-term market opportunities, including capacity and energy prices expected to be received by our generation, in the region. RDI completed a multi-year simulation of the dispatch of our generation plants to meet predicted market conditions. This simulation included seasonal variations in the electric and gas markets, values of emission credits and the costs of generation. We filed a copy of the report as an exhibit to our current report on Form 8-K that we filed with the SEC on May 30, 2002. The report is incorporated by reference in this prospectus and should be read in its entirety.

        Below is a summary of the conclusions expressed by RDI in its report. This is merely a summary and is subject to the information contained, and the assumptions made, in the report. The report should be read in its entirety in order for the reader to completely understand the basis of the conclusions and the assumptions upon which they are based. Certain terms used in the summary below are defined in the report. On the basis of its studies, analyses, and investigations of our electric generating facilities and the assumptions as set forth in the report, RDI is of the opinion that:

  1.
  While MAIN and ECAR represent distinct reliability councils, because of strong interconnections between them, as well as implementation of the Midwest Independent System Operator, they are viewed as a combined region for capacity and reserve purposes. Key characteristics of these regions include the following:

  a.
  Strong interconnections between ECAR and MAIN. The North American Electric Reliability Council's (NERC) 2001 Summer Assessment indicates peak season transfer capability from MAIN to ECAR of 4,000 MW. On a net basis, MAIN tends to import power from ECAR during intermediate load hours and export power to ECAR during peak hours.

  b.
  A Memorandum of Cooperation was signed on May 9, 2002 to expand MISO to include PJM, SPP, and TRANSLink Transmission Company's participants to create a single wholesale energy market. The union should be finalized later in 2002 and will serve customers in ECAR, MAIN, MAPP, SPP, PJM, the Canadian province of Manitoba, and service territory held by Public Service Company of Colorado. By eliminating pancaking of wheeling tariffs across multiple control areas, MISO should provide the company with greater access to higher priced on-peak markets to the east.

  c.
  Annual energy and peak demand growth of 2.5% and 2.0% (weather normalized) from 1995-1999 for MAIN and ECAR, respectively. RDI projects that slowing population growth will restrain future energy and peak demand growth to 1.5% and 1.3%, respectively, in the two regions, below the U.S. forecast average of 1.7%.

  d.
  An abundance of baseload generation. The Midwest markets of MAIN and ECAR have the largest proportions of coal and nuclear generation of any region in the country. This makes the region very competitive with regard to off-peak generation.

  e.
  Significant wholesale and retail deregulation in Ohio, Illinois and Michigan. In the Midwest, deregulation appears to be partly responsible for large amounts of new capacity development.

2.
MAIN and ECAR have experienced high levels of new capacity development in the last two years.

  a.
  RDI estimates that in ECAR and MAIN, over 29,000 MW of new capacity will come on-line between 2000 and 2005. This amount of new capacity represents 19% of ECAR/MAIN's 2001 peak demand.

  b.
  RDI projects that ECAR/MAIN reserve margins will exceed 19% by 2003 before declining to 16% in 2005.

3.
RDI's findings regarding the company's assets are as follows:

a.
Ameren Corporation, which controls regulated generation in Missouri and the company's unregulated assets, is the second largest generator in ECAR/MAIN, after AEP. FirstEnergy in Ohio and Edison Mission Energy in Illinois each operate comparable amounts of generation to Ameren.

b.
The region features high levels of nuclear and coal-fired capacity with a dispatch price below $20/MWh. The company's generation portfolio, as indicated, includes coal- and gas-fired power plants in all portions of the dispatch curve.

c.
Through 2004, the company's principal revenue source will be derived from its term wholesale contracts. After the contracts currently in place expire, RDI's analysis assumes that the company will receive, on average, the wholesale market rate for subsequent contracts. Average revenues fall from 2001-2004 as natural gas prices decline and reserve margins increase. After 2004, the company's average market revenues show nominal growth of 3.4% per year.

        The independent market consultant prepared the market analysis incorporated by reference in this prospectus, which served as a basis for some assumptions made in preparing the projected operating and financial information, with information that was available as of various dates primarily prior to December 31, 2001. The independent market consultant's report has not been updated.

CONVERSION OF PROJECTED CASH AVAILABLE FOR DEBT SERVICE TO
GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (UNAUDITED)

        The Independent Technical Review incorporated by reference in this prospectus contains certain projections for our coal plants and gas-fired units (excluding the three units that we recently acquired, and one additional unit that we expect to acquire, in Elgin, Illinois), including projected cash available for debt service. The projected cash available for debt service (which is calculated in accordance with the definition of Cash Flow Available for Senior Debt, as defined in the indenture) included in the base case projection of the Independent Technical Review is converted, in the tables below, to operating income and net income, in accordance with generally accepted accounting principles, which we refer to as GAAP. To make the conversion, various assumptions were made. The assumptions are as follows:

  •
  "Cash flow available for debt service" in the table was obtained from the Independent Technical Review and is not reduced by capital expenditures.

  •
  "Depreciation and amortization" represents projected depreciation expense for the following generating stations: Newton, Coffeen, Meredosia, Hutsonville, Columbia, Kinmundy, Gibson City, Pinckneyville, Grand Tower and Joppa.

  •
  "Interest expense on Series C Notes and Series D Notes" represents interest expense on these series, issued on November 1, 2000.

  •
  "Interest expense on Series E Notes" represents interest expense on the old notes issued on June 6, 2002.

  •
  "Interest expense on refinancing of Series C Notes" represents interest expense on $225 million 7.75% senior notes due 2005 refinanced upon maturity for a five-year term at 7.75%. This assumption gives no consideration to our ability to successfully complete a refinancing in this time period.

  •
  "Interest expense on refinancing of senior indebtedness" represents interest expense on $225 million and $200 million of senior indebtedness due 2010 refinanced upon maturity for a ten-year term at 7.75% and 8.35% respectively, and then refinanced in 2020 upon similar terms. This assumption gives no consideration to our ability to successfully complete a refinancing in this time period.

  •
  "Interest expense on the AmerenCIPS intercompany note" represents interest expense on the $552 million promissory note issued to AmerenCIPS in exchange for AmerenCIPS' generating assets. The intercompany note was issued on May 1, 2000, bears interest at 7% and has a 10-year amortization schedule with a balloon payment due at the end of year five. Interest expense during years 2005 through 2010 includes a refinancing assumption in 2005 in which the principal amount is financed for a five-year term at 7% with terms otherwise similar to the original note. This assumption gives no consideration to our ability to successfully complete a refinancing in this time period.

  •
  "Interest expense on the Ameren Corporation intercompany note" represents interest expense on the $50 million promissory note issued to Ameren Corporation. The intercompany note was issued on June 30, 2000, bears interest at 7% and has a 10-year amortization schedule with a balloon payment due at the end of year five. Interest expense during years 2005 through 2010 includes a refinancing assumption in 2005 in which the principal amount is financed for a five-year term at 7% with terms otherwise similar to the original note. This assumption gives no consideration to our ability to successfully complete a refinancing in this time period.

  •
  Income taxes are calculated at an assumed effective tax rate of 38.0%.

Our independent auditors, PricewaterhouseCoopers LLP, have not examined, reviewed or compiled the projected operating and financial results and, accordingly, do not express an opinion or any other form of assurance with respect to them. The report of PricewaterhouseCoopers LLP incorporated by reference in this prospectus relates to our historical financial statements. It does not extend to our projected financial data and should not be read to do so.

        The information is given in two tables, the first covering 2002 through 2011 and the second, 2012 through 2021.

Conversion of Projected Cash Available for Debt Service to
Generally Accepted Accounting Principles (unaudited)
(all amounts in thousands)

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
Cash available for debt service	$234,315	$227,365	$235,981	$309,929	$332,347	$396,780	$420,011	$480,885	$529,114	$459,391
Depreciation and amortization	$68,749	$73,024	$75,491	$76,369	$79,025	$80,172	$82,161	$84,171	$82,577	$81,402
GAAP operating income	$165,566	$154,340	$160,490	$233,561	$253,323	$316,608	$337,850	$396,714	$446,537	$377,989
Interest expense on Series C Notes and Series D Notes	$34,138	$34,138	$34,138	$28,325	$16,700	$16,700	$16,700	$16,700	$11,133
Interest expense on Series E Notes	$12,389	$21,863	$21,863	$21,863	$21,863	$21,863	$21,863	$21,863	$21,863	$21,863
Interest expense on refinancing of Series C Notes				$5,813	$17,438	$17,438	$17,438	$17,438	$11,625
Interest expense on refinancing of senior indebtedness									$11,379	$34,138
Interest expense on AmerenCIPS intercompany note	$30,824	$27,729	$24,417	$20,874	$17,082	$13,025	$8,684	$4,039	$819
Interest expense on Ameren Corporation intercompany note	$3,111	$2,831	$2,530	$2,209	$1,866	$1,498	$1,104	$683	$233
GAAP income before income taxes	$85,105	$67,781	$77,542	$154,478	$178,375	$246,085	$272,062	$335,992	$389,485	$321,989
Income taxes	$32,340	$25,757	$29,466	$58,702	$67,783	$93,512	$103,384	$127,677	$148,004	$122,356
GAAP net income	$52,765	$42,024	$48,076	$95,776	$110,593	$152,573	$168,678	$208,315	$241,481	$199,633

Conversion of Projected Cash Available for Debt Service to
Generally Accepted Accounting Principles (unaudited)
(all amounts in thousands)

	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021
Cash available for debt service	$479,612	$505,663	$526,202	$555,235	$605,404	$620,050	$652,180	$727,677	$765,546	$795,497
Depreciation and amortization	$81,704	$81,593	$81,981	$86,053	$87,667	$88,363	$88,992	$89,372	$89,702	$89,927
GAAP operating income	$397,908	$424,070	$444,221	$469,182	$517,737	$531,687	$563,188	$638,305	$675,843	$705,569
Interest expense on Series C Notes and Series D Notes
Interest expense on Series E Notes	$21,863	$21,863	$21,863	$21,863	$21,863	$21,863	$21,863	$21,863	$21,863	$21,863
Interest expense on refinancing of Series C Notes
Interest expense on refinancing of senior indebtedness	$34,138	$34,138	$34,138	$34,138	$34,138	$34,138	$34,138	$34,138	$34,138	$34,138
Interest expense on AmerenCIPS intercompany note
Interest expense on Ameren Corporation intercompany note
GAAP income before income taxes	$341,908	$368,070	$388,221	$413,182	$461,737	$475,687	$507,188	$582,305	$619,843	$649,569
Income taxes	$129,925	$139,867	$147,524	$157,009	$175,460	$180,761	$192,731	$221,276	$235,540	$246,836
GAAP net income	$211,983	$228,203	$240,697	$256,173	$286,277	$294,926	$314,456	$361,029	$384,303	$402,733

DESCRIPTION OF THE NEW NOTES

General

        The new notes (sometimes referred to as the "Series F Notes") will be issued under an indenture dated as of November 1, 2000 from us to The Bank of New York, as trustee, and a series supplemental indenture relating to the Series F Notes. Three Series of senior notes are currently issued and outstanding under the indenture: $225 million 7.75% Senior Notes, Series C due 2005, $200 million 8.35% Senior Notes, Series D due 2010 and $275 million 7.95% Senior Notes, Series E due 2032. The aggregate principal amount of bonds, debentures, promissory notes or other evidences of indebtedness that may be issued under the indenture is unlimited. Subject to the terms of the indenture, we may issue additional notes under the indenture in the future at our discretion and all series of notes issued thereunder, including the Series C Notes, the Series D Notes and the Series E Notes, are referred to collectively as "notes". Issuances of individual series of notes, including this exchange offering, will be governed by the indenture and the corresponding series supplemental indenture. The following summaries of provisions of the notes, the new notes and the indenture do not purport to be complete and are subject, and qualified in their entirety by reference, to all of the provisions of the notes, the new notes and the indenture, including the definitions of various terms therein. The definitions of capitalized terms used in the following summary are set forth below under "Definitions."

        The new notes will not be guaranteed by, or otherwise be obligations of, Ameren Corporation or any of its direct or indirect subsidiaries other than our company.

Principal, Maturity and Interest

        The old notes that we issued were the Series E Notes ($275 million). We will offer the new notes in a new series that will be identical in all material respects to the old notes, except that the registration rights and related liquidated damages provisions and transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will consist of the 7.95% Senior Notes, Series F due 2032 ($275 million), which will mature on June 1, 2032. To the extent any old notes are not exchanged for new notes, those old notes will remain outstanding under the indenture and will rank pari passu with the new notes and any other securities issued under the indenture.

        Interest will be payable on the new notes semi-annually each June 1 and December 1. Interest on the new notes will accrue from the last date through which interest was paid on the old notes (expected to be December 1, 2002). Interest will first be paid on the new notes on the first June 1 or December 1 following the date the exchange offer is completed (expected to be June 1, 2003) until the principal is paid or made available for payment. No interest will be paid in connection with the exchange. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Payment of principal of the new notes will be made against surrender of those notes at the office or agency of our company in St. Louis, Missouri. Payment of interest on the new notes will be made to the person in whose name the new notes are registered at the close of business on the May 15 or November 15 immediately preceding the relevant interest payment date. For so long as the new notes are issued in book-entry form, payments of principal and interest shall be made in immediately available funds by wire transfer to DTC or its nominee. If the new notes are issued in certificated form to a Holder other than DTC, payments of principal and interest shall be made by check mailed to that Holder at its registered address or, upon written application by a Holder of $1,000,000 or more in aggregate principal amount of Series F Notes to the trustee in accordance with the terms of the indenture, by wire transfer of immediately available funds to an account maintained by that Holder with a bank or other financial institution. Default interest will be paid in the same manner to Holders as of a special record date established in accordance with the indenture.

        All amounts paid by us for the payment of principal, premium (if any) or interest on any new notes that remain unclaimed at the end of two years after payment has become due and payable will be repaid to us and the Holders of those new notes will thereafter look only to us for payment thereof.

Optional Redemption with Make-Whole Premium

        At any time and at our option, we may redeem the new notes, in whole or in part (if in part, by lot or by another method as the trustee shall deem fair or appropriate) at the redemption price of 100% of principal amount of those new notes, plus accrued interest on the principal amount of those new notes, if any, to the redemption date, plus the Make-Whole Premium.

        Notice of redemption to the Holders of new notes to be redeemed will be given by us by mailing notice of redemption by first class mail at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holders of new notes at their last addresses as they shall appear in the securities register. Failure to give notice by mail, or any defect in the notice to the Holder of any new note designated for redemption as a whole or in part will not affect the validity of the proceedings for the redemption of any other new note. The notice of redemption to each Holder will specify that the new notes are being redeemed pursuant to the indenture, the date fixed for redemption, the place or places of payment, the CUSIP and ISIN numbers (as applicable), that payment will be made upon presentation and surrender of the new notes, that interest accrued to the date fixed for redemption will be paid as specified in the indenture and that, on and after said date interest thereon or on the portions thereof to be redeemed will cease to accrue.

Reporting Obligations; Information to Holders

        We will furnish to the trustee:

  (i)
  unless we are still filing comparable reports pursuant to the reporting requirements of the Exchange Act, as soon as practicable and in any event within 45 days after the end of the first, second and third quarterly accounting periods of each fiscal year, our unaudited consolidated balance sheet as of the last day of the quarterly period and the related consolidated statements of income and cash flows during the quarterly period prepared in accordance with GAAP and (in the case of second and third quarterly periods) for the portion of the fiscal year ending with the last day of the quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year and accompanied by (A) a written statement of our authorized representative to the effect that the financial statements fairly represent our financial condition and results of operations at and as of their respective dates, (B) a section substantially similar to the "Management's Discussion and Analysis, or MD&A, section of a Form 10-Q, and (C) a calculation of the Senior Debt Service Coverage Ratio for the prior four quarterly periods;

  (ii)
  unless we are still filing comparable reports pursuant to the reporting requirements of the Exchange Act, as soon as practicable and in any event within 90 days after the end of each fiscal year, our consolidated balance sheet as of the end of that year and the related consolidated statements of income, cash flow, and retained earnings during that year setting forth in each case in comparative form corresponding figures from the preceding fiscal year, accompanied by (A) an audit report thereon of a firm of independent public accountants of recognized national standing, (B) a section substantially similar to the MD&A section of a Form 10-K, and (C) a calculation of the Senior Debt Service Coverage Ratio for the prior four quarterly periods;

  (iii)
  at the time of the delivery of the report provided for in clause (ii) above (or at the time of the filing of the comparable report pursuant to the Exchange Act), an officer's certificate to the effect that, to the best of that officer's knowledge, no default or event of default under the notes of any series or the indenture has occurred and is continuing or, if any default or event of default thereunder has occurred and is continuing, specifying the nature and extent thereof and what action we are taking or propose to take in response thereto; and

  (iv)
  promptly after we obtain actual knowledge of the occurrence thereof, written notice of the occurrence of any event or condition which constitutes an event of default, and an officer's certificate of our company specifically stating that the event of default has occurred and setting forth the details thereof and the action which we are taking or propose to take with respect thereto.

        The calculation required by (i) (C) and (ii)(C) shall be furnished to the trustee within the time period provided therefor regardless of whether we are then filing comparable reports pursuant to the reporting requirements of the Exchange Act.

        All information provided to the trustee as indicated above also will be provided by the trustee upon written request to the trustee (which may be a single continuing request), to (x) Holders, (y) holders of beneficial interests in the notes of any series or (z) prospective purchasers of the notes of any series or beneficial interests in the notes. We will furnish to the trustee, upon its request, sufficient copies of the information to accommodate the requests of those holders and prospective holders of beneficial interests in the notes.

        Upon the request of any Holder, any holder of a beneficial interest in the notes, or the trustee (on behalf of a Holder or a holder of a beneficial interest in the notes), we will furnish the information specified in paragraph (d)(4) of Rule 144A to Holders (and to holders of beneficial interests in the notes), prospective purchasers of the notes (and of beneficial interests in the notes) who are qualified institutional buyers or institutional accredited investors or to the trustee for delivery to that Holder or prospective purchasers of the notes or beneficial interests therein, as the case may be, unless, at the time of that request, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

        If we cease to maintain our status as a reporting company under the Exchange Act, whether or not the SEC rules and regulations require us to maintain that status (unless the SEC will not accept the filing of the applicable reports), the registration rights agreement that we entered into requires us to pay the Holders of outstanding new notes additional interest at a rate of 0.5% per annum until that default has been cured, at which time any increase in the interest rate described in this paragraph will cease to be effective.

Covenants

Mergers and Consolidations

        We will not consolidate with or merge with or into any other person, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, and we will not permit any person to consolidate with or merge with or into us, unless: (i) immediately prior to and immediately following the consolidation, merger, sale or lease, no Event of Default under the indenture shall have occurred and be continuing, and (ii) we are the surviving or continuing corporation, or the surviving or continuing corporation or corporation that acquires by sale, conveyance, transfer or lease is incorporated in the United States of America and expressly assumes the payment and performance of all of our obligations under the indenture and the notes.

Limitation on Asset Sales

        Except for the sale of our properties and assets substantially as an entirety as described in Mergers and Consolidations above, and other than assets required to be sold to conform with governmental regulations, we will not, and will not permit any of our Subsidiaries to, consummate any Asset Sale, if the aggregate net book value of the Asset Sale and all other Asset Sales consummated since November 1, 2000 would exceed 25% of our Consolidated Tangible Assets as of the beginning of our most recently ended full fiscal quarter; provided, however, that any Asset Sale will be disregarded for purposes of the 25% limitation specified above if the proceeds thereof (i) are, within 12 months of the Asset Sale, invested or reinvested by us or any Subsidiary in a Permitted Business, (ii) are used by us or a Subsidiary to repay Indebtedness of our company or the Subsidiary, or (iii) are retained by us or our Subsidiaries. Additionally, if after giving effect to any Asset Sale that otherwise would cause the 25% limitation to be exceeded, each Rating Agency then rating the notes confirms the then current rating of the notes, the portion of the Asset Sale in excess of the 25% limitation will also be disregarded for purposes of the foregoing limitations.

Limitation on Liens

        We shall not, and shall not permit any of our Subsidiaries to, issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any property of our company or our Subsidiaries, whether owned on the date that the notes are issued or thereafter acquired, without in any case effectively securing the outstanding notes (together with, if we shall so determine, any other Indebtedness of or guaranteed by our company ranking equally with the notes) equally and ratably with that Indebtedness (but only so long as that Indebtedness is so secured); provided, however, that the foregoing restriction shall not apply to the following liens: (i) pledges or deposits in the ordinary course of business in connection with bids, tenders, contracts or statutory obligations or to secure surety or performance bonds, (ii) liens imposed by law, such as carriers', warehousemen's and mechanics' liens, arising in the ordinary course of business, (iii) liens for property taxes being contested in good faith, (iv) minor encumbrances, easements or reservations which do not in the aggregate materially adversely affect the value of the properties or impair their use, (v) liens on any property existing at the time of acquisition thereof (which liens may also extend to subsequent repairs, alterations and improvements to the property), (vi) liens to secure purchase money Indebtedness not in excess of the cost or value of the property acquired, (vii) liens, if any, in existence on November 1, 2000, (viii) other liens to secure Indebtedness so long as the amount of outstanding Indebtedness secured by liens pursuant to this provision does not exceed 10% of our Consolidated Tangible Assets, and (ix) liens granted in connection with extending, renewing, replacing or refinancing any of the Indebtedness (so long as there is no increase in the principal amount of the Indebtedness), described in the foregoing clauses (v) through (viii) above.

        In the event that we shall propose to pledge, mortgage or hypothecate any property, other than as permitted by clauses (i) through (ix) of the previous paragraph, we shall (prior thereto) give written notice thereof to the trustee, who shall give notice to the Holders, and we shall, prior to or simultaneously with that pledge, mortgage or hypothecation, effectively secure all the notes equally and ratably with that Indebtedness.

Limitations on Subsidiary Indebtedness

        We shall not permit any Subsidiary which may acquire any Existing Generating Assets to create or incur or suffer to exist any Indebtedness for borrowed money.

Transitional Covenants

Restricted Payments

        We shall not make any Restricted Payment unless, on a Pro Forma Basis at the time the Restricted Payment is to be made, (a) the Senior Debt Service Coverage Ratio shall equal at least 1.75 to 1.0 for the most recently ended four full fiscal quarters and (b) based on projections prepared by us on a reasonable basis, the projected Senior Debt Service Coverage Ratio for each of the succeeding four six-month periods (commencing with the month in which the Restricted Payment is to be made) or, with respect to any date within the 24-month period prior to the final maturity date for the new notes, the number of complete six-month periods, if any, until the final maturity date for the new notes, in each case measured as individual six-month periods, is projected to be greater than or equal to 1.75 to 1; provided, however, that for any period in respect of which the projected Senior Debt Service Coverage Ratio is calculated pursuant to this clause (b) for which two-thirds or more of revenues are derived directly or indirectly from contracts with AmerenCIPS, AmerenUE or non-affiliated third parties and which have a then remaining term of two years or more, that ratio shall be greater than or equal to 1.50 to 1.0.

Debt Incurrence Test

        We shall not incur any Indebtedness other than Permitted Indebtedness for borrowed money unless on a Pro Forma Basis for the debt incurrence and any related transactions either (i) the Senior Debt Service Coverage Ratio shall equal at least 2.5 to 1.0 for the most recently ended four full fiscal quarters and our Senior Debt to Capital Ratio shall not exceed 0.6 to 1.0 or (ii) each Rating Agency then rating the notes provides a Ratings Reaffirmation of the then existing rating of those notes after giving effect to the additional Indebtedness.

Termination of Transitional Covenants

        At any time following the date on which financial statements for five full years of our operations are available (commencing January 1, 2001), we may cease to comply with the covenants above regarding Restricted Payments and the Debt Incurrence Test if each Rating Agency then rating the outstanding notes provides a Ratings Reaffirmation of at least the original rating of those notes after giving effect to that fact, in which case from and after the date of that reaffirmation those covenants shall be deemed to be of no further force and effect.

Certain Definitions

        "Asset Sale" means any sale, lease (except for the lease of the Joppa 7B generating stations so long as our company or a Subsidiary remains the lessor), sale-leaseback, transfer, conveyance or other disposition of any assets including by way of the issue by us or any of our Subsidiaries of equity interests in the Subsidiaries, except (a) in the ordinary course of business to the extent that the property is (i) worn out or is no longer useful or necessary in connection with the operation of our business or sale inventory or (ii) being transferred to a wholly-owned Subsidiary of our company or (b) if, prior to the conveyance or disposition, each Rating Agency provides a Rating Reaffirmation of the then existing rating of those notes after giving effect to the Asset Sale.

        "Available Cash" means, for a given period, all funds of our company remaining after payment of all operating and maintenance expenditures, Senior Debt Service, capital expenditures, taxes and reasonable reserves for working capital and other corporate purposes determined by us in our discretion, in each case, for that period.

        "Cash Flow Available for Senior Debt" for any period means, without duplication, (i) EBITDA of our company and our consolidated Subsidiaries for that period, minus (ii) EBITDA for that period of the consolidated Subsidiaries, if any, of our company that are financed with Indebtedness that does not constitute Indebtedness of our company, plus (iii) distributions received by our company from Subsidiaries described in the foregoing clause (ii) during that period, minus (iv) distributions described in the foregoing clause (iii) that are attributable to extraordinary gains or other non-recurring items included in EBITDA, minus (v) any income reported by our company for that period for persons that are not consolidated Subsidiaries of our company that are financed with Indebtedness that does not constitute Indebtedness of our company, plus (vi) distributions received by our company from persons described in the foregoing clause (v) during that period, minus (vii) distributions described in the foregoing clause (vi) that are attributable to extraordinary gains or other non-recurring items included in EBITDA.

        "Committed Unit Contribution Agreement" means the Committed Unit Contribution Agreement, between us, Resources and Development Co., in respect of any future committed units.

        "Consolidated Tangible Assets" means, (at any date of determination) the total assets of our company and our Subsidiaries determined in accordance with GAAP, excluding, however, from the determination of total assets (a) goodwill, organizational expenses, research and product development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (b) all deferred charges or unamortized debt discount and expenses, (c) all reserves carried and not deducted from assets, (d) securities which are not readily marketable, (e) cash held in sinking or other analogous funds established for the purpose of redemption, retirement or prepayment of capital stock or other equity interests or debt, (f) any write-up in the book value of any assets resulting from a revaluation thereof subsequent to June 30, 2000, and (g) any items not included in clauses (a) through (f) above which are treated as intangibles in conformity with GAAP, plus the aggregate net book value of all asset sales or dispositions made by our company and any of our Subsidiaries since November 1, 2000 to the extent that the proceeds thereof or other consideration received therefor are not invested or reinvested in a Permitted Business, or are not retained by us or our Subsidiaries.

        "EBITDA" means, with respect to any person for any period, the (i) income (or loss) before interest and taxes of that person, plus (ii) to the extent deducted in determining the income (or loss), depreciation, amortization and other similar non-cash charges and reserves, minus (iii) to the extent recognized in determining the income (or loss), extraordinary gains (or losses), restructuring charges or other non-recurring items, plus (iv) to the extent deducted in determining the income (or loss), lease obligations of the type referred to in clause (v) of the definition of Indebtedness.

        "Existing Generating Assets" means the coal plants and gas-fired units owned by us as of the date of issuance of the Series E Notes.

        "GAAP" means U.S. generally accepted accounting principles.

        "Holder" means a registered holder of a note.

        "Indebtedness" of any person means (i) all indebtedness of that person for borrowed money, (ii) all obligations of that person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of that person to pay the deferred purchase price of property or services, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by that person (even though the rights and remedies of the seller or lender under the agreement in the event of default are limited to repossession or sale of the property), (v) all lease obligations of that person (excluding leases of property in the ordinary course of business), (vi) all obligations, contingent or otherwise, of that person under acceptance, letter of credit or similar facilities other than commercial leases, (vii) all unconditional obligations of that person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of that person or any warrants, rights, or options to acquire the capital stock or other equity interests, (viii) all Indebtedness of any other person of the type referred to in clauses (i) through (vii) guaranteed by that person or for which that person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable, and (ix) all Indebtedness of the type referred to in clauses (i) through (vii) above secured by (or for which the holder of the Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property. Solely for purposes of the limitation on the incurrence of Indebtedness described above under Debt Incurrence Test, the definition of Indebtedness shall not include: (w) the Subordinated Intercompany Notes,

(x) Non-utility Money Pool Borrowings, (y) Subordinated Parent Borrowings and (z) tax-exempt pollution control loan obligations not to exceed $104 million in aggregate principal amount.

        "Initial Generating Assets" means the Newton, Coffeen, Meredosia, Hutsonville, Grand Tower, Gibson City (Units 1 and 2), Kinmundy (Units 1 and 2), and Pinckneyville (Units 1, 2, 3 and 4) generating stations and our or a Subsidiary's interest as lessor in the lease of the Joppa 7B generating stations placed in service during the third calendar quarter of 2000.

        "Make-Whole Premium" means, with respect to the new notes, a computation of the following:

  (i)
  the average life of the remaining scheduled payments of principal in respect of outstanding new notes (the "Remaining Average Life") as of the redemption date;

  (ii)
  the yield to maturity for the United States treasury security having an average life equal to the Remaining Average Life and trading in the secondary market at the price closest to the principal amount thereof (the "Primary Issue") (subject to extrapolation if no United States treasury security has an average life equal to the Remaining Average Life); and

  (iii)
  the discounted present value of the then-remaining scheduled payments of principal and interest (but excluding that portion of any scheduled payment of interest that is actually due and paid on the redemption date) in respect of outstanding new notes as of the redemption date using a discount factor equal to the sum of (x) the yield to maturity for the Primary Issue, plus (y) 37.5 basis points.

        The amount of Make-Whole Premium in respect of new notes to be redeemed or repurchased shall be an amount equal to (x) the discounted present value of the new notes to be redeemed determined in accordance with clause (iii) above, minus (y) the unpaid principal amount of those new notes; provided, however, that the Make-Whole Premium shall not be less than zero.

        "Non-utility Money Pool Borrowings" means borrowings by us under Ameren Corporation's non-utility money pool agreement.

        "Parent" means with respect to any person, any other person who directly or indirectly owns greater than 50% of the capital stock of that person.

        "Permitted Business" means a business that is the same as or similar to our business as of November 1, 2000, or any business reasonably related thereto, including advances made by us pursuant to a valid Committed Unit Contribution Agreement.

        "Permitted Indebtedness" means (i) the Subordinated Intercompany Notes, (ii) Non-utility Money Pool Borrowings, (iii) Subordinated Parent Borrowings, and (iv) tax-exempt pollution control loan obligations not to exceed $104 million in aggregate principal amount.

        "Pro Forma Basis" means, for the purpose of "Transitional Covenants—Debt Incurrence Test" above and the making of a Restricted Payment described in clause (iv) of the definition of "Restricted Payments" below, that the calculation shall give effect to the incurrence of the Indebtedness, the making of the Restricted Payment, various acquisitions or dispositions of assets in the relevant period and, in each case, the application of proceeds thereof.

        "Rating Agencies" means Standard & Poor's Rating Services and Moody's Investors Services, Inc.

        "Ratings Reaffirmation" means a reaffirmation by each of the Rating Agencies of their original or then current credit ratings (as applicable) of any of the notes outstanding, giving effect to the transaction giving rise to the request for that reaffirmation.

        "Restricted Payments" means, collectively, (i) distributions including payments of dividends or redemptions to holders of ownership interests in our company; (ii) payments of principal, interest or premium, if any, on any Subordinated Parent Borrowings other than the Subordinated CIPS Note;

(iii) the repurchase by us of any ownership interests in our company or Subordinated Parent Borrowings; and (iv) investments made by us or any Subsidiary in any partnership, joint venture or other entity which is not a Subsidiary. Restricted Payments do not include repayment of Non-utility Money Pool Borrowings and advances made by us pursuant to the terms of a valid Committed Unit Contribution Agreement. Each payment of principal on the Subordinated CIPS Note other than at final maturity is payable solely to the extent of Available Cash.

        "Senior Debt Service" means, with respect to any person for any period, the sum, without duplication, of (i) the aggregate amount of interest expense with respect to Indebtedness of that person for that period including (A) the net costs under interest rate hedge agreements, (B) all capitalized interest, (C) the interest portion of any deferred payment obligation and (D) payments in the nature of interest under lease obligations of that person scheduled to be paid by that person during that period (in each case, exclusive of Indebtedness which is by its terms subordinated in right of payment to any other Indebtedness of our company, including, but not limited to, the Subordinated Intercompany Notes), and (ii) the aggregate amount of all mandatory scheduled payments (whether designated as payments or prepayments) and sinking fund payments with respect to principal of any Indebtedness of that person, including payments in the nature of principal under lease obligations, in each case scheduled to be paid by that person during that period (in each case, exclusive of Indebtedness which is by its terms subordinated in right of payment to any other Indebtedness of our company, including, but not limited to, the Subordinated Intercompany Notes).

        "Senior Debt Service Coverage Ratio" for any period means, the ratio of (i) Cash Flow Available for Senior Debt for that period to (ii) Senior Debt Service for that period.

        "Senior Debt to Capital Ratio" means, with respect to any person, the ratio as of the most recent fiscal quarter for which financial statements have been delivered to the trustee of (i) the aggregate principal amount of Senior Indebtedness of that person then outstanding to (ii) Total Capitalization.

        "Senior Indebtedness" means, all our Indebtedness, exclusive of Indebtedness which is by its terms subordinated in right of payment to any of our other Indebtedness, including, but not limited to, the Subordinated Intercompany Notes and Subordinated Parent Borrowings.

        "Subordinated Ameren Note" means the subordinated note issued by us to Ameren Corporation on June 30, 2000 in the amount of $50 million, and, provided that there is no increase in the principal amount thereof, any refinancing or extension thereof.

        "Subordinated CIPS Note" means the subordinated note issued by us to AmerenCIPS in the initial amount of $552 million in connection with our acquisition of the coal plants and, provided that there is no increase in the principal amount thereof, any refinancing or extension thereof.

        "Subordinated Intercompany Notes" means collectively (i) the Subordinated Ameren Note and (ii) the Subordinated CIPS Note.

        "Subordinated Parent Borrowings" means borrowings by us from a Parent, provided that those borrowings are subordinated on terms substantially similar to the terms of subordination set forth in the indenture.

        "Subsidiary" means any corporation or other entity of which sufficient voting stock or other ownership or economic interests having ordinary voting power to elect a majority of the board of directors (or equivalent body) are at the time directly or indirectly held by us.

        "Total Capitalization" means, with respect to any person, the sum, without duplication, of (i) total common stock equity or analogous ownership interests of that person, (ii) preferred stock and preferred securities of that person, (iii) additional paid in capital or analogous interests of that person, (iv) retained earnings of that person and (v) the aggregate principal amount of Indebtedness (including all intercompany notes) of that person then outstanding.

Events of Default

        The following constitute Events of Default under the indenture:

          (a)  our default in the payment of all or any part of the principal of, or premium, if any, on, any of the notes issued under the indenture as and when the same shall become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise; or

          (b)  our default in the payment of any installment of interest upon any of the notes issued under the indenture as and when the same shall become due and payable, and continuance of that default for a period of five days; or

          (c)  an event of default, as defined in any of our instruments under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of our company that has resulted in the acceleration of that Indebtedness, or any default occurring in payment of that Indebtedness at final maturity (and after the expiration of any applicable grace periods), other than Indebtedness the principal of, and interest on which, does not individually, or in the aggregate, exceed $25 million; or

          (d)  our failure to perform or observe any covenant or agreement (while that covenant or agreement is effective) with respect to Limitations on Liens, Limitations on Subsidiary Indebtedness, Restricted Payments, Debt Incurrence Test, Mergers and Consolidations or Limitation on Asset Sales and that failure shall continue uncured for more than thirty (30) days after we have actual knowledge of the failure; or

          (e)  our failure to perform or observe any of our covenants or agreements contained in any other provision of the indenture and that failure shall continue uncured for more than thirty (30) days after we have actual knowledge of the failure; provided, that if we commence efforts to cure the default within the thirty (30)-day period and are diligently attempting to cure the default, we may continue to effect the cure of the default (and the default shall not be deemed an "Event of Default" under the indenture) for an additional sixty (60) days so long as we certify to the trustee that no other Event of Default has occurred and is continuing and we are diligently pursuing the cure; or

          (f)    one or more final judgments, decrees or orders of any court, tribunal, arbitrator, administrative or other governmental body or similar entity for the payment of money shall be rendered against us or any of our properties in an aggregate amount in excess of $25 million (excluding the amount thereof covered by insurance) and that judgment, decree or order shall remain unvacated, undischarged and unstayed for more than 60 consecutive days, except while being contested in good faith by appropriate proceedings; or

          (g)  a court of appropriate jurisdiction shall enter a decree or order for relief in respect of our company or a Subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or a decree or order adjudging our company or a Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of our company or a Subsidiary under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of our company or a Subsidiary or for any substantial part of our respective properties or ordering the winding up or liquidation of affairs, shall have been entered, and that decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

          (h)  our company or a Subsidiary shall commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under the applicable law, or to the commencement of any bankruptcy or insolvency case or proceeding against our company or a Subsidiary, or the filing by our company or a Subsidiary of a petition or answer or consent seeking reorganization or relief under the applicable federal or state law, or the consent by our company or a Subsidiary to the filing of that petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrate or other similar official of our company or a Subsidiary or of any substantial part of our respective properties, or the making by our company or a Subsidiary of an assignment for the benefit of creditors, or the taking of action by our company or a Subsidiary in furtherance of that action; or

          (i)    one or more payments aggregating $25 million or more due to us under the terms of the Genco—Marketing Co. agreement (or any successor long-term agreement between us and Marketing Co. (or any successor which is a subsidiary of Ameren Corporation) for the sale of more than 50% of the capacity and energy of the Initial Generating Assets) are not made within 60 days of the date they are due; or

          (j)    the Marketing Co.—CIPS agreement in effect as of November 1, 2000 is terminated for any reason prior to its scheduled termination date, unless (A) within 60 days of the termination (or the longer period as may be needed to secure required regulatory approvals so long as we are diligently pursuing those approvals), the Marketing Co.—CIPS agreement is replaced with a power purchase agreement having a term at least equal to the then remaining term of the Marketing Co.—CIPS agreement between Marketing Co. and a counterparty with ratings issued by the Rating Agencies at least equal to the lower of (i) the ratings then assigned to AmerenCIPS' (or its successor's) senior unsecured debt, or (ii) the ratings then assigned to the Notes, and having similar economic terms to Marketing Co., or (B) we provide to the trustee a Ratings Reaffirmation of the Rating Agencies' then existing ratings of the outstanding Notes; provided, however, no Event of Default shall be deemed to occur if we enter into a replacement power purchase agreement directly with AmerenCIPS (or a successor) for a term at least equal to the remaining term of the Marketing Co.—CIPS agreement and having similar economic terms to us, in which case the Event of Default described in this clause (i) shall apply on corresponding terms to that replacement power purchase agreement; or

          (k)  at any time that the Marketing Co.—CIPS agreement in effect as of November 1, 2000 is in effect, the Genco—Marketing Co. agreement in effect as of that date is terminated for any reason, unless (A) within 60 days of the termination (or the longer period as may be needed to secure required regulatory approvals so long as we are diligently pursuing those approvals), we replace the Genco—Marketing Co. agreement with a power purchase agreement with Marketing Co., a successor to Marketing Co. that is a subsidiary of Ameren Corporation or a non-affiliated power marketing company, for a term at least equal to the remaining term of the Genco—Marketing Co. agreement provided that (i) the replacement power purchase agreement has economic terms to us similar to the Genco—Marketing Co. agreement, and (ii) any non-affiliated counterparty under that agreement has ratings assigned to it that meet the requirements of clause (i)(A) above, or (B) we provide to the trustee a Ratings Reaffirmation of the Rating Agencies' then existing ratings of the outstanding notes.

        If an Event of Default (other than an Event of Default based on an event of our bankruptcy, insolvency or reorganization) shall occur and be continuing, either the trustee or the Holders of not less than 25% in aggregate principal amount of the notes outstanding under the indenture may, by written notice to us (and to the trustee if given by Holders), declare the principal of and accrued interest on all notes outstanding under the indenture to be immediately due and payable, but upon certain conditions that declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal, premium or interest) may be waived by the Holders of a majority in aggregate principal amount of notes then outstanding under the indenture. If an Event of Default due to our bankruptcy, insolvency or reorganization occurs, all unpaid principal, premium, if any, and interest in respect of the notes issued under the indenture will automatically become due and payable without any declaration or other act on the part of the trustee or any Holder. The occurrence of an event described in paragraphs (g) and (h) of this section with respect to a Subsidiary shall not constitute an Event of Default if (x) the creditors of the Subsidiary have no recourse to our company or (y) the subsidiary is not a "significant subsidiary" as defined in Regulation S-X under the Securities Act.

        The Holders of a majority in principal amount of the notes then outstanding under the indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, subject to certain limitations specified in the indenture, provided that the Holders shall have offered to the trustee reasonable indemnity against expenses and liabilities.

Modification of the Indenture and Supplemental Indentures

        With the consent of the Holders of not less than a majority in aggregate principal amount of the notes of all series at the time outstanding considered as one class, we and the trustee may modify the indenture or any indentures supplemental thereto or the rights of the Holders of the notes; provided, that if there are notes of more than one series outstanding and if a proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, of that series, then the consent only of the Holders of not less than a majority in aggregate principal amount of the outstanding notes of all series so directly affected, considered as one class, will be required; provided, further, that no supplemental indenture shall

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or impair or affect the right of any Holder to institute suit for the payment thereof or amend the Subordinated CIPS Note or the Subordinated Ameren Note or amend or terminate the Subordinated CIPS Note Undertaking Agreement in any manner that adversely affects the rights of the Holders of the notes, in each case without the consent of the Holder of each note so affected, or

  •
  without the consent of the Holders of all notes then outstanding, reduce the percentage of notes, the consent of the Holders of which is required for modification, or the percentage of notes, the consent of the Holders of which is required for any waiver provided for in the indenture.

        We and the trustee without the consent of any Holder may amend the indenture and the notes for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision thereof, or in any manner which we and the trustee may determine is not inconsistent with the indenture and the notes and will not adversely affect the interests of any Holder.

Defeasance and Covenant Defeasance

Defeasance

        The indenture provides that we will be deemed to have paid and will be discharged from any and all obligations in respect of the notes, on the 123rd day after the deposit referred to below has been made, and the provisions of the indenture will cease to be applicable with respect to the notes (except for, among other matters, certain obligations to register the transfer of or exchange of the notes, to replace apparently mutilated, defaced, destroyed, lost or stolen notes, to maintain paying agencies and to hold funds for payment in trust) if

  •
  we have deposited with the trustee, in trust, money and/or U.S. Government Obligations (as defined in the indenture) that, through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes, at the time the payments are due in accordance with the terms of the indenture,

  •
  we have delivered to the trustee (i) an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under the defeasance provisions of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the indenture and (ii) an opinion of counsel to the effect that the defeasance trust does not constitute an "investment company" within the meaning of the Investment Company Act of 1940, as amended and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

  •
  immediately after giving effect to the deposit, on a Pro Forma basis no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound and

  •
  at any time the notes are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of the deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default

        The indenture further provides that the provisions of the indenture will cease to be applicable with respect to

  •
  the covenants described under "Certain Covenants—Mergers and Consolidations," "Limitation on Asset Sales," "Limitation on Liens," "Limitations on Subsidiary Indebtedness," "Restricted Payments" and "Debt Incurrence Test" and

  •
  clause (e) under "Events of Default" with respect to those covenants and clauses (c) and (f) under "Events of Default" upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes, the satisfaction of the conditions described in clauses (B)(ii), (C) and (D) under "Defeasance and Covenant Defeasance—Defeasance" above and the delivery by us to the trustee of an opinion of counsel to the effect that, among other things, the Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if that deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

        If we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the notes, at the time of their stated maturity, but may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from that Event of Default. We shall remain liable for those payments.

Book-Entry; Delivery and Form

        The old notes were issued in the form of two global notes held in book-entry form, one representing the old notes issued under Rule 144A and one representing the old notes issued under Regulation S. DTC will act as the initial securities depositary for the new notes. The new notes will be issued only as fully registered securities registered in the name of DTC's nominee. One or more fully registered global note certificates will be issued, representing in the aggregate the total principal amount of new notes, and will be deposited with DTC. Except in the limited circumstances described under "—Certificated Notes" below, beneficial interests in the global notes will only be recorded by book-entry and owners of beneficial interests in the global notes will not be entitled to receive physical delivery of certificates representing the new notes.

        The new notes will be issued only in definitive, fully registered form, without coupons, in denominations of $100,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the new notes, but the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with that transfer or exchange.

        Upon the issuance of the global notes representing the new notes, DTC or its nominee will credit, on its internal system, the respective principal amounts of the individual beneficial interests represented by those global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, or participants, or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of agent members (with respect to interests of persons other than participants). Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased new notes.

        DTC has no knowledge of the actual beneficial owners of the new notes. DTC's records reflects only the identity of the direct participants to whose accounts the new notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of the customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        So long as DTC or its nominee is the Holder of a global note, DTC or its nominee, as the case may be, will be considered the Holder of the new notes represented by that global note for all purposes under the indenture and the new notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the indenture referred to in this prospectus) unless we shall issue certificates for the new notes in definitive registered form as described under "—Certificated Notes" below.

        Payments of the principal of, and interest and premium, if any, on, the global notes will be made to DTC or its nominees, as the Holders of the global notes. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, and interest or premium, if any, on, a global note held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on the records of DTC or its nominee. DTC's practice is to credit direct participants' accounts on the relevant payment dated in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursements of those payments to direct participants is the responsibility of DTC and disbursements of those payments to the beneficial owners is the responsibility of direct and indirect participants.

        We will send redemption notices to DTC. If less than all of the new notes are being redeemed, DTC will determine by lot the amount of the interest of each direct participant in the new notes to be redeemed in accordance with its procedures.

        Although voting with respect to the new notes is limited, in those cases where a vote is required, neither DTC nor its nominee will itself consent or vote with respect to the new notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of DTC's nominee to those direct participants to whose accounts the new notes are credited on the record date (identified in a listing attached to the omnibus proxy).

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some jurisdictions require that some persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to those persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and some banks, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate representing that interest.

        DTC has advised us that it will take any action permitted to be taken by a Holder of new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of that portion of the aggregate principal amount of the new notes as to which the participant or participants has or have given that direction.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York; a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System; a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and may include other organizations. Indirect access to the DTC system is available to others such as both U.S. and non-U.S. banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global notes among participants of DTC they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

        Certificated Notes

        If:

  •
  DTC or any successor depository notifies us that it is unwilling or unable to continue as a depository for a global note or ceases to be a "clearing agency" registered under the Exchange Act and a successor depository is not appointed by us within 90 days of that notice, or

  •
  an Event of Default under the new notes has occurred and is continuing and payment of principal and interest has been accelerated,

we shall issue certificates for the new notes in definitive registered form in exchange for the global notes. The Holder of a certificated definitive registered new note may transfer that new note by surrendering it at the office or agency maintained by us for that purpose in St. Louis, Missouri, which initially will be the office of the trustee.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

The Trustee

        The Bank of New York is the trustee under the indenture.

Governing Law

        The indenture, the supplemental indentures and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material U.S. federal income tax consequences of the exchange of old notes for new notes. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders that purchased the old notes upon their original issuance and that hold the old notes, and will hold the new notes, as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all of the tax consequences that may be relevant to a holder in the light of the holder's particular circumstances or to holders subject to special rules, such as financial institutions, tax-exempt entities, holders whose functional currency is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, persons holding notes as part of a hedge, straddle or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. You should consult with your own tax advisor about the application of the U.S. federal income tax laws to your particular situation as well as any consequences of the exchange under the tax laws of any state, local or foreign jurisdiction.

        Your acceptance of the exchange offer and your exchange of old notes for new notes will not be taxable for U.S. federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the old notes. Rather, the new notes you receive will be treated as a continuation of your investment in the old notes. Accordingly, you will not recognize gain or loss upon the exchange of old notes for new notes pursuant to the exchange offer, your tax basis in the new notes will be the same as your adjusted tax basis in the old notes immediately before the exchange and your holding period for the new notes will include the holding period for the old notes exchanged therefor. There will be no U.S. federal income tax consequences to holders that do not exchange their old notes pursuant to the exchange offer.

PLAN OF DISTRIBUTION

        Except as described below, a broker-dealer may not participate in the exchange offer in connection with a distribution of the new notes. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. Based on SEC staff interpretations issued to third parties, a broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where those old notes were acquired as a result of market-making or other trading activities. We have agreed that, for a period of 270 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with those resales. In addition, until December 28, 2002, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        The information described above concerning SEC staff interpretations is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

        We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell from time to time new notes they receive for their own account pursuant to the exchange offer through:

  •
  one or more transactions in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the new notes; or

  •
  a combination of those methods of resale.

        Those broker-dealers may sell at:

  •
  market prices prevailing at the time of resale;

  •
  prices related to those prevailing market prices; or

  •
  negotiated prices.

        Any broker-dealer may resell directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer or the purchasers of the new notes. Any broker-dealer that resells new notes that it received for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any underwriter's resale of new notes and any commission or concessions received by any underwriters may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act by acknowledging that it will deliver and by delivering a prospectus.

        We have agreed, for a period of 270 days after the consummation of the exchange offer to promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have also agreed to pay expenses incident to the exchange offer other than commissions or concessions of any broker or dealer and transfer taxes, if any, and will indemnify the holders of the new notes (including any broker-dealers) against various liabilities, including liabilities under the Securities Act. This indemnification obligation does not extend to statements or omissions in the registration statement or prospectus made in reliance upon and in conformity with written information pertaining to the holder that is furnished to us by or on behalf of the holder.

LEGAL MATTERS

        Various legal matters relating to the new notes offered hereby will be passed upon for us by Jones, Day, Reavis & Pogue, Chicago, Illinois.

EXPERTS

        The financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The Independent Technical Review incorporated by referenced in this prospectus has been prepared by Stone & Webster Consultants, Inc. (formerly S&W Consultants, Inc.) and is incorporated in this prospectus in reliance upon the authority of Stone & Webster Consultants, Inc. and its affiliates as experts in the review of the design and operation of electric generating facilities. The independent market consultant's report incorporated by reference in this prospectus has been prepared by Platts/RDI Consulting, a McGraw-Hill Company, and is incorporated in this prospectus in reliance upon the authority of that firm as experts in the analysis of power markets, including future market demand, future market prices for electric energy and capacity and related matters, for electric generating facilities.

AMEREN ENERGY GENERATING COMPANY

Offer to exchange its

7.95% Senior Notes, Series F due 2032
for any and all of its outstanding
7.95% Senior Notes, Series E due 2032

PROSPECTUS

                            , 2002

        Until December 28, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.

Item 20. Indemnification of Directors and Officers.

        Reference is made to Section 2.10 and 8.65 of the Illinois Business Corporation Act (the "IBCA"), which enables a corporation in its original articles of incorporation or an amendment to those articles to eliminate or limit the personal liability of a director for breaches of the director's fiduciary duty, except:

  •
  for any breach of the director's duty of loyalty to the corporation or its shareholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 8.65 of the IBCA, providing for liability of directors for:

  (1)
  voting for or assenting to distributions that are prohibited by the IBCA;

  (2)
  failing to take reasonable steps to cause notice to be given to creditors in the case of dissolution; or

  (3)
  carrying on business after the filing by the Secretary of State of articles of dissolution; or

  •
  for any transaction from which a director derived an improper personal benefit.

        Section 8.75 of the IBCA empowers AmerenEnergy Generating Company ("Genco") to indemnify, subject to the standards set forth therein, certain persons in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person is or was a director, officer, employee or agent of the company, or is or was serving as such with respect to another entity at the request of the company against certain expenses, if that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Genco, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        The IBCA also provides that Genco may purchase insurance on behalf of any director, officer, employee or agent against any liability asserted against and incurred by that person in any such capacity, whether or not Genco would have the power to indemnify that person against that liability.

        The by-laws of Genco provide for the indemnification of any person who is or was a director, officer, employee or agent or is or was serving at the request of Genco, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in any capacity, where that person:

  •
  was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action, suit or proceeding by or in the right of Genco), against expenses (including attorneys' fees), judgments, reasonably incurred by that person in connection with that action, suit or proceeding, if that person acted in good faith and in a manner that person believed to be in, or not opposed to, the best interests of Genco and, with respect to any criminal action or proceeding, if that person had no reasonable cause to believe that person's conduct was unlawful; and

  •
  was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Genco to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection with the defense or settlement of the action or suit, if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Genco, provided that no indemnification shall be made with respect to any claim, issue or matter as to which that person has been adjudged to have been liable to Genco, unless and only to the extent that, the court in which the action or suit was brought, shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for those expenses as the court shall deem proper.

Item 21. Exhibits.

Exhibit Number	Description
1.1*	Note Purchase Agreement, dated as of June 3, 2002, among AmerenEnergy Generating Company (the "Company") and Lehman Brothers, Banc One Capital Markets, Inc., BNY Capital Markets, Inc., Credit Suisse First Boston and Westdeutsche Landesbank Girozentrale as "Initial Purchasers."
3.1	Articles of Incorporation of the Company, filed March 2, 2000 (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
3.2
Amendment to Articles of Incorporation of the Company, filed April 19, 2000 (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
3.3	By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
4.1
Indenture dated as of November 1, 2000, between the Company and The Bank of New York, as Trustee, relating to senior notes (the "Indenture") (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
4.2
First Supplemental Indenture to the Indenture, dated as of November 1, 2000 (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
4.3
Second Supplemental Indenture to the Indenture, dated as of June 12, 2001 (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
4.4	Third Supplemental Indenture (incorporated by reference to Exhibit 4.1 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2002).
4.5*	Form of Fourth Supplemental Indenture.
4.6	Form of Note (included in Exhibit 4.4).
4.7	Form of Exchange Note (included in Exhibit 4.5).
4.8
Registration Rights Agreement, dated as of June 6, 2002, among the Company and the Initial Purchasers (incorporated by reference to Exhibit 4.2 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2002).
5.1*	Opinion of Jones, Day, Reavis & Pogue.
10.1
Asset Transfer Agreement between the Company and Central Illinois Public Service Company d/b/a AmerenCIPS ("AmerenCIPS") (incorporated by reference to Exhibit 10 to AmerenCIPS' quarterly report on Form 10-Q for the quarter ended June 30, 2000).
10.2
Amended Electric Power Supply Agreement between the Company and AmerenEnergy Marketing Company ("Marketing Co.") (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594) ).

10.3
Second Amended Electric Power Supply Agreement between the Company and Marketing Co. (incorporated by reference to Exhibit 10.1 to Ameren Corporation's ("Ameren's") quarterly report on Form 10-Q for the quarter ended March 31, 2001).
10.4	Electric Power Supply Agreement between Marketing Co. and AmerenCIPS (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.5	Amended Electric Power Supply Agreement between Marketing Co. and AmerenCIPS (incorporated by reference to Exhibit 10.2 to Ameren's quarterly report on Form 10-Q for the quarter ended March 31, 2001).
10.6
Power Sales Agreement between Marketing Co. and Union Electric Company d/b/a AmerenUE ("AmerenUE") (incorporated by reference to Exhibit 10.1 to AmerenUE's quarterly report on Form 10-Q for the quarter ended September 30, 2001).
10.7
Amended Joint Dispatch Agreement among the Company, AmerenCIPS and AmerenUE (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.8
Agency Agreement among the Company, AmerenUE, Marketing Co. and Ameren Energy, Inc. (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.9
General Services Agreement between Ameren Services Company ("Ameren Services") and AmerenEnergy Resources Company ("Resources") (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.10
Fuel Services Agreement between AmerenEnergy Fuels and Services Company and Resources (incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.11
Form of Parallel Operating Agreement between the Company and Ameren Services (incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.12
Committed Unit Contribution Agreement between the Company and Resources (on behalf of itself and AmerenEnergy Development Company ("Development Co.")) (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.13	Lease Agreement between the Company and Development Co. (incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.14***	Long-Term Incentive Plan of 1998 (incorporated by reference to Exhibit 10.1 to Ameren's annual report on Form 10-K for the year ended December 31, 1998).
10.15***	Change of Control Severance Plan (incorporated by reference to Exhibit 10.2 to Ameren's annual report on Form 10-K for the year ended December 31, 1998).
10.16***
Ameren's Deferred Compensation Plan for Members of the Ameren Leadership Team as amended and restated effective January 1, 2001 (incorporated by reference to Exhibit 10.1 to Ameren's annual report on Form 10-K for the year ended December 31, 2000).

10.17***	Ameren's Deferred Compensation Plan for Members of the Board of Directors (incorporated by reference to Exhibit 10.4 to Ameren's annual report on Form 10-K for the year ended December 31, 1998).
10.18***
Ameren's Executive Incentive Compensation Program Elective Deferral Provisions for Members of the Ameren Leadership Team as amended and restated effective January 1, 2001 (incorporated by reference to Exhibit 10.2 to Ameren's annual report on Form 10-K for the year ended December 31, 2000).
10.19
Memorandum of Understanding dated May 24, 2002 between Ameren Services, as agent for AmerenUE and AmerenCIPS, and the Midwest Independent Transmission System Operator, Inc. ("MISO") (incorporated by reference to Exhibit 10.1 to Ameren's quarterly report on Form 10-Q for the quarter ended June 30, 2002).
10.20
Participation Agreement dated as of July 3, 2002 by and among MISO, Ameren Services as agent for AmerenUE and AmerenCIPS, FirstEnergy Corporation on behalf of American Transmission Systems, Incorporated, Northern Indiana Public Service Company and National Grid USA (incorporated by reference to Exhibit 10.2 to Ameren's quarterly report on Form 10-Q for the quarter ended June 30, 2002).
12.1**	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1**	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
23.3*	Consent of Stone & Webster Consultants, Inc.
23.4*	Consent of Platts/RDI Consulting, a McGraw-Hill Company.
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).
25.1*	Statement of Eligibility of The Bank of New York under the Trust indenture Act of 1939 on Form T-1 relating to the indenture.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to DTC Participants.
99.4*	Form of Letter to Clients and Form of Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner.
99.5	Independent Technical Review (incorporated by reference to Exhibit 99.3 to the Company's current report on Form 8-K dated May 30, 2002).
99.6	Independent Market Consultant's Report (incorporated by reference to Exhibit 99.4 to the Company's current report on Form 8-K dated May 30, 2002).

*
Previously filed.

**
Filed herewith.

***
Management compensatory plan or arrangement.

Note:	Reports of Ameren Corporation on Forms 10-K, 10-Q and 8-K are on file with the Securities and Exchange Commission (the "SEC") under File No. 1-14756.
Reports of Union Electric Company on Forms 10-K, 10-Q and 8-K are on file with the SEC under File No. 1-2967.

Reports of Central Illinois Public Service Company on Forms 10-K, 10-Q and 8-K are on file with the SEC under File No. 1-3672.

Item 22. Undertakings.

        (1)  The undersigned registrant hereby undertakes:

          (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (3)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (4)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, State of Missouri, on November 15, 2002.

AMEREN ENERGY GENERATING COMPANY
By:	/s/ DANIEL F. COLE
Daniel F. Cole President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANIEL F. COLE Daniel F. Cole	President and Director (Principal Executive Officer)	November 15, 2002
*/s/ PAUL A. AGATHEN Paul A. Agathen	Senior Vice President and Director	November 15, 2002
*/s/ WARNER L. BAXTER Warner L. Baxter	Senior Vice President—Finance and Director (Principal Financial Officer)	November 15, 2002
*/s/ MARTIN J. LYONS Martin J. Lyons	Controller (Principal Accounting Officer)	November 15, 2002
* Signed by the undersigned, Steven R. Sullivan, pursuant to a power of attorney filed as an exhibit to this registration statement.
/s/ STEVEN R. SULLIVAN Steven R. Sullivan	Attorney-in-Fact	November 15, 2002

Exhibit Index

Exhibit Number	Description
1.1*	Note Purchase Agreement, dated as of June 3, 2002, among AmerenEnergy Generating Company (the "Company") and Lehman Brothers, Banc One Capital Markets, Inc., BNY Capital Markets, Inc., Credit Suisse First Boston and Westdeutsche Landesbank Girozentrale as "Initial Purchasers."
3.1	Articles of Incorporation of the Company, filed March 2, 2000 (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
3.2
Amendment to Articles of Incorporation of the Company, filed April 19, 2000 (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
3.3	By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
4.1
Indenture dated as of November 1, 2000, between the Company and The Bank of New York, as Trustee, relating to senior notes (the "Indenture") (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
4.2
First Supplemental Indenture to the Indenture, dated as of November 1, 2000 (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
4.3
Second Supplemental Indenture to the Indenture, dated as of June 12, 2001 (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
4.4	Third Supplemental Indenture (incorporated by reference to Exhibit 4.1 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2002).
4.5*	Form of Fourth Supplemental Indenture.
4.6	Form of Note (included in Exhibit 4.4).
4.7	Form of Exchange Note (included in Exhibit 4.5).
4.8
Registration Rights Agreement, dated as of June 6, 2002, among the Company and the Initial Purchasers (incorporated by reference to Exhibit 4.2 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2002).
5.1*	Opinion of Jones, Day, Reavis & Pogue.
10.1
Asset Transfer Agreement between the Company and Central Illinois Public Service Company d/b/a AmerenCIPS ("AmerenCIPS") (incorporated by reference to Exhibit 10 to AmerenCIPS' quarterly report on Form 10-Q for the quarter ended June 30, 2000).
10.2
Amended Electric Power Supply Agreement between the Company and AmerenEnergy Marketing Company ("Marketing Co.") (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.3
Second Amended Electric Power Supply Agreement between the Company and Marketing Co. (incorporated by reference to Exhibit 10.1 to Ameren Corporation's ("Ameren's") quarterly report on Form 10-Q for the quarter ended March 31, 2001).

10.4	Electric Power Supply Agreement between Marketing Co. and AmerenCIPS (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.5	Amended Electric Power Supply Agreement between Marketing Co. and AmerenCIPS (incorporated by reference to Exhibit 10.2 to Ameren's quarterly report on Form 10-Q for the quarter ended March 31, 2001).
10.6
Power Sales Agreement between Marketing Co. and Union Electric Company d/b/a AmerenUE ("AmerenUE") (incorporated by reference to Exhibit 10.1 to AmerenUE's quarterly report on Form 10-Q for the quarter ended September 30, 2001).
10.7
Amended Joint Dispatch Agreement among the Company, AmerenCIPS and AmerenUE (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.8
Agency Agreement among the Company, AmerenUE, Marketing Co. and Ameren Energy, Inc. (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.9
General Services Agreement between Ameren Services Company ("Ameren Services") and AmerenEnergy Resources Company ("Resources") (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.10
Fuel Services Agreement between AmerenEnergy Fuels and Services Company and Resources (incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.11
Form of Parallel Operating Agreement between the Company and Ameren Services (incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.12
Committed Unit Contribution Agreement between the Company and Resources (on behalf of itself and AmerenEnergy Development Company ("Development Co.")) (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.13	Lease Agreement between the Company and Development Co. (incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form S-4 (Commission File No. 333-56594)).
10.14***	Long-Term Incentive Plan of 1998 (incorporated by reference to Exhibit 10.1 to Ameren's annual report on Form 10-K for the year ended December 31, 1998).
10.15***	Change of Control Severance Plan (incorporated by reference to Exhibit 10.2 to Ameren's annual report on Form 10-K for the year ended December 31, 1998).
10.16***
Ameren's Deferred Compensation Plan for Members of the Ameren Leadership Team as amended and restated effective January 1, 2001 (incorporated by reference to Exhibit 10.1 to Ameren's annual report on Form 10-K for the year ended December 31, 2000).
10.17***	Ameren's Deferred Compensation Plan for Members of the Board of Directors (incorporated by reference to Exhibit 10.4 to Ameren's annual report on Form 10-K for the year ended December 31, 1998).

10.18***
Ameren's Executive Incentive Compensation Program Elective Deferral Provisions for Members of the Ameren Leadership Team as amended and restated effective January 1, 2001 (incorporated by reference to Exhibit 10.2 to Ameren's annual report on Form 10-K for the year ended December 31, 2000).
10.19
Memorandum of Understanding dated May 24, 2002 between Ameren Services, as agent for AmerenUE and AmerenCIPS, and the Midwest Independent Transmission System Operator, Inc. ("MISO") (incorporated by reference to Exhibit 10.1 to Ameren's quarterly report on Form 10-Q for the quarter ended June 30, 2002).
10.20
Participation Agreement dated as of July 3, 2002 by and among MISO, Ameren Services as agent for AmerenUE and AmerenCIPS, FirstEnergy Corporation on behalf of American Transmission Systems, Incorporated, Northern Indiana Public Service Company and National Grid USA (incorporated by reference to Exhibit 10.2 to Ameren's quarterly report on Form 10-Q for the quarter ended June 30, 2002).
12.1**	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1**	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).
23.3*	Consent of Stone & Webster Consultants, Inc.
23.4*	Consent of Platts/RDI Consulting, a McGraw-Hill Company.
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).
25.1*	Statement of Eligibility of The Bank of New York under the Trust indenture Act of 1939 on Form T-1 relating to the indenture.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to DTC Participants.
99.4*	Form of Letter to Clients and Form of Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner.
99.5	Independent Technical Review (incorporated by reference to Exhibit 99.3 to the Company's current report on Form 8-K dated May 30, 2002).
99.6	Independent Market Consultant's Report (incorporated by reference to Exhibit 99.4 to the Company's current report on Form 8-K dated May 30, 2002).

*
Previously filed.

**
Filed herewith.

***
Management compensatory plan or arrangement.

Note:
Reports of Ameren Corporation on Forms 10-K, 10-Q and 8-K are on file with the Securities and Exchange Commission (the "SEC") under File No. 1-14756.

Reports of Union Electric Company on Forms 10-K, 10-Q and 8-K are on file with the SEC under File No. 1-2967.

  Reports of Central Illinois Public Service Company on Forms 10-K, 10-Q and 8-K are on file with the SEC under File No. 1-3672.

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Terms of the Exchange Offer
TABLE OF CONTENTS
IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
PROSPECTUS SUMMARY
Summary of the Terms of the Exchange Offer
Summary of the Terms of the New Notes
AmerenEnergy Generating Company
Ameren Corporation
Independent Consultants' Reports
How To Contact Us
Summary Financial and Operating Data
Historical Financial Data (in thousands)
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SUMMARY OF INDEPENDENT TECHNICAL REVIEW
SUMMARY OF INDEPENDENT MARKET CONSULTANT'S REPORT
CONVERSION OF PROJECTED CASH AVAILABLE FOR DEBT SERVICE TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (UNAUDITED)
Conversion of Projected Cash Available for Debt Service to Generally Accepted Accounting Principles (unaudited) (all amounts in thousands)
Conversion of Projected Cash Available for Debt Service to Generally Accepted Accounting Principles (unaudited) (all amounts in thousands)
DESCRIPTION OF THE NEW NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II.
SIGNATURES
Exhibit Index